                                                                       EXHIBIT 2

                          AGREEMENT AND PLAN OF MERGER



                           DATED AS OF MARCH 16, 1999


                                     AMONG


                             GLOBAL CROSSING LTD.,


                             GCF ACQUISITION CORP.


                                      AND


                              FRONTIER CORPORATION




================================================================================

                               TABLE OF CONTENTS

                                                                        Page
                                                                        ----

                              ARTICLE I THE MERGER

 1.1  THE MERGER.                                                       2
 1.2  CLOSING.                                                          2
 1.3  EFFECTIVE TIME                                                    3
 1.4  EFFECTS OF THE MERGER                                             3
 1.5  CERTIFICATE OF INCORPORATION                                      3
 1.6  BY-LAWS                                                           3
 1.7  OFFICERS AND DIRECTORS OF SURVIVING CORPORATION                   3
 1.8  EFFECT ON CAPITAL STOCK                                           4
 1.9  VOTING AGREEMENT                                                  5
1.10  ALTERNATIVE TRANSACTION STRUCTURE                                 5

                       ARTICLE II EXCHANGE OF CERTIFICATES

 2.1  EXCHANGE FUND                                                    13
 2.2  EXCHANGE PROCEDURES                                              13
 2.3  DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED
      SHARES                                                           14
 2.4  NO FURTHER OWNERSHIP RIGHTS IN FRONTIER COMMON
      STOCK                                                            15
 2.5  NO FRACTIONAL SHARES OF GLOBAL COMMON STOCK                      15
 2.6  TERMINATION OF EXCHANGE FUND                                     16
 2.7  NO LIABILITY                                                     16
 2.8  INVESTMENT OF THE EXCHANGE FUND                                  16
 2.9  LOST CERTIFICATES                                                17
2.10  WITHHOLDING RIGHTS                                               17
2.11  FURTHER ASSURANCES                                               17
2.12  STOCK TRANSFER BOOKS                                             17

                   ARTICLE III REPRESENTATIONS AND WARRANTIES

 3.1  REPRESENTATIONS AND WARRANTIES OF FRONTIER                       18
 3.2  REPRESENTATIONS AND WARRANTIES OF GLOBAL                         27
 3.3  REPRESENTATIONS AND WARRANTIES OF GLOBAL AND
      MERGER SUB                                                       34

              ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS

 4.1  COVENANTS OF FRONTIER                                            35
 4.2  COVENANTS OF GLOBAL                                              39
 4.3  ADVICE OF CHANGES; GOVERNMENTAL FILINGS                          43
 4.4  TRANSITION PLANNING; CONTINUED OPERATIONS OF
      FRONTIER                                                         44
 4.5  SERVICES AGREEMENT                                               44
 4.6  CONTROL OF OTHER PARTY'S BUSINESS                                44

                         ARTICLE V ADDITIONAL AGREEMENTS

 5.1 PREPARATION OF PROXY STATEMENT; SHAREHOLDERS
     MEETINGS                                                          45
 5.2 GLOBAL BOARD OF DIRECTORS; OFFICERS; HEADQUARTERS                 47
 5.3 ACCESS TO INFORMATION                                             47
 5.4 REASONABLE BEST EFFORTS                                           48
 5.5 ACQUISITION PROPOSALS                                             50
 5.6 ASSUMPTION OF FRONTIER STOCK OPTIONS AND
     WARRANTS; OTHER STOCK PLANS; EMPLOYEE BENEFITS
     MATTERS                                                           52
 5.7 FEES AND EXPENSES                                                 54
 5.8 DIRECTORS' AND OFFICERS' INDEMNIFICATION AND
     INSURANCE                                                         54
 5.9 REDEMPTION OF FRONTIER PREFERRED STOCK                            55
5.10 PUBLIC ANNOUNCEMENTS                                              55
5.11 ACCOUNTANTS' LETTERS                                              55
5.12 LISTING OF SHARES OF GLOBAL COMMON STOCK                          56
5.13 VOTING TRUST                                                      56

                         ARTICLE VI CONDITIONS PRECEDENT

 6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT
     THE MERGER                                                        56
 6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF GLOBAL
     AND MERGER SUB                                                    57
 6.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF FRONTIER                  59

                      ARTICLE VII TERMINATION AND AMENDMENT

7.1  TERMINATION                                                       60

 7.2  EFFECT OF TERMINATION                                            63
 7.3  AMENDMENT                                                        64
 7.4  EXTENSION; WAIVER                                                64

                         ARTICLE VIII GENERAL PROVISIONS

 8.1  NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
      AGREEMENTS                                                       64
 8.2  NOTICES                                                          65
 8.3  INTERPRETATION                                                   66
 8.4  COUNTERPARTS                                                     66
 8.5  ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES                   66
 8.6  GOVERNING LAW                                                    67
 8.7  SEVERABILITY                                                     67
 8.8  ASSIGNMENT                                                       67
 8.9  SUBMISSION TO JURISDICTION; WAIVERS                              67
8.10  ENFORCEMENT                                                      68
8.11  DEFINITIONS                                                      68
8.12  OTHER AGREEMENTS                                                 70

                                LIST OF EXHIBITS


EXHIBIT                  TITLE

A              Form of Stock Option Agreement
1.9            Form of Voting Agreement
3.1(k)         Form of Affiliate Agreement
4.5            Services Agreement Term Sheet
5.2            Classification of Directors
5.6            Assumption of Frontier Stock Options and Frontier Warrants

                           GLOSSARY OF DEFINED TERMS

Definition                          Location of Definition
----------                          ----------------------

Acquisition Proposal                    Section 5.5
Affiliate Agreement                     Section 3.1(k)
Agreement                               Preamble
Alternative Merger                      Section 1.10(a)
Alternative Merger Notice               Section 1.10(a)
Alternative Merger Notice Date          Section 1.10(a)
Amalgamation Agreement                  Section 1.10(j)(iii)
Applicable Closing Conditions           Section 8.11(a)
Average Price                           Section 1.8(a)
Blue Sky Laws                           Section 3.1(c)(iii)
Board of Directors                      Section 8.11(b)
Business Day                            Section 8.11(c)
Cash Top-Up                             Section 7.1(g)
Cash Top-Up Election                    Section 7.1(g)
Certificate                             Section 1.8(b)
Closing                                 Section 1.2
Closing Date                            Section 1.2
Code                                    Recitals
Combination Election                    Section 7.1(g)
Combined Voting Power                   Section 8.11(d)
Communications Act                      Section 3.1(c)(iii)
Confidentiality Agreement               Section 5.3
Determination Date                      Section 1.8(a)
DOJ                                     Section 5.4(b)
Effective Time                          Section 1.3
Employees                               Section 1.10(f)(i)
ERISA                                   Section 3.1(o)(i)
ERISA Affiliate                         Section 3.1(o)(i)
Exchange Act                            Section 3.1(c)(iii)
Exchange Agent                          Section 2.1
Exchange Fund                           Section 2.1
Exchange Ratio                          Section 1.8(a)
Expenses                                Section 5.7
FCC                                     Section 3.1(c)(iii)
Form S-4                                Section 5.1(a)
Frontier                                Preamble
Frontier Affiliate Letter               Section 3.1(k)
Frontier Benefit Plans                  Section 3.1(o)(i)
Frontier Board Approval                 Section 3.1(f)
Frontier Common Stock                   Recitals

Frontier Disclosure Schedule            Section 3.1
Frontier Employees                      Section 1.10(f)(i)
Frontier Evaluation Period              Section 7.1(g)
Frontier Financial Advisor              Section 3.1(i)
Frontier Merger Sub                     Section 1.10(b)
Frontier Preferred Stock                Section 3.1(b)(i)
Frontier SEC Reports                    Section 3.1(d)(i)
Frontier Shareholders Meeting           Section 5.1(b)
Frontier Stock Option Plans             Section 3.1(b)(i)
Frontier Stock Options                  Section 3.1(b)(i)
Frontier Sub                            Section 3.1(d)(i)
Frontier Voting Debt                    Section 3.1(b)(ii)
Frontier Warrants                       Section 3.1(b)(i)
GAAP                                    Section 3.1(d)(i)
Global                                  Preamble
Global Adjustment Election              Section 7.1(g)
Global Benefit Plans                    Section 3.2(m)
Global Charter Amendment                Section 3.2(c)(i)
Global Common Stock                     Recitals
Global Disclosure Schedule              Section 3.2
Global Draft Disclosures                Section 3.2(d)(ii)
Global Election Period                  Section 7.1(g)
Global Employees                        Section 1.10(f)(i)
Global Financial Advisor                Section 3.2(h)
Global Holdings                         Section 3.2(d)(i)
Global Merger Sub                       Section 1.10(b)
Global SEC Reports                      Section 3.2 (d)(i)
Global Shareholders Meeting             Section 5.1(c)
Global Stock Option Plan                Section 3.2(b)(i)
Global Transaction Information          Section 3.2(d)(ii)
Global Voting Debt                      Section 3.2(b)(ii)
Global Warrants                         Section 3.2 (b)(i)
Governmental Entity                     Section 3.1(c)(iii)
HSR Act                                 Section 3.1(c)(iii)
Joint Proxy Statement/Prospectus        Section 5.1(a)
Material Adverse Effect                 Section 8.11(e)
Material Network Contract               Section 8.11(f)
Merger                                  Recitals
Merger Consideration                    Section 1.8(a)
Merger                                  Sub Preamble

NASDAQ                                  Section 1.8(a)
New Global                              Section 1.10(b)
New Global Common Stock                 Section 1.10(c)(i)
New Global Share Issuance               Section 1.10(h)(ii)
New York Certificate of Merger          Section 1.3
NYBCL                                   Section 1.1
NYSE                                    Section 3.1(c)(iii)
Person                                  Section 8.11(g)
Plans                                   Section 1.10(f)(i)
Principal Shareholders                  Recitals
PUCs                                    Section 3.1(c)(iii)
Regulatory Law                          Section 5.4(b)
Required Consents                       Section 3.1(c)(iii)
Required Frontier Vote                  Section 3.l(g)
Required Global Vote                    Section 3.2(g)
Rights                                  Section 3.1(b)(i)
Rights Agreement                        Section 3.1(b)(i)
Rule 145                                Section 3.1(k)
SAS 72                                  Section 5.11
SEC                                     Section 3.1(d)(i)
Securities Act                          Section 3.1(c)(iii)
Share Issuance                          Section 3.2(c)(i)
Stock Option Agreement                  Recitals
Subsidiary                              Section 8.11(h)
Superior Proposal                       Section 8.11(i)
Surviving Corporation                   Section 1.1
Termination Date                        Section 7.1(b)
Termination Fee                         Section 7.2(b)
Termination Notice                      Section 7.1(g)
The Other Party                         Section 8.11(j)
The Trigger Event                       Section 8.11(k)
Violation                               Section 3.1(c)(ii)

                          AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER, dated as of March 16, 1999 (this "AGREEMENT"), among Global Crossing Ltd., a company formed under the laws of Bermuda ("GLOBAL"), GCF Acquisition Corp., a New York corporation and a direct wholly-owned subsidiary of Global ("MERGER SUB"), and Frontier Corporation, a New York corporation ("FRONTIER").


                              W I T N E S S E T H
                              -------------------

          WHEREAS, the respective Boards of Directors of Global, Merger Sub and Frontier have each determined that the merger of Merger Sub with and into Frontier (the "MERGER") is in the best interests of their respective shareholders, and such Boards of Directors have approved such Merger and the Alternative Merger (as defined in Section 1.10), upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each outstanding share of common stock, par value $1.00 per share, of Frontier ("FRONTIER COMMON STOCK") issued and out standing immediately prior to the Effective Time (as defined in Section 1.3), other than shares owned or held directly or indirectly by Global or directly by Frontier will be converted into the right to receive shares of common stock, par value $.01 per share, of Global ("GLOBAL COMMON STOCK") as set forth in Section 1.8 or as otherwise provided in Section 1.10 hereof;

          WHEREAS, Global, Merger Sub and Frontier desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the transactions contemplated hereby;

          WHEREAS, Global, Merger Sub and Frontier intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and the regulations promulgated thereunder;

          WHEREAS, the Boards of Directors of Frontier and Global have approved and concurrently with the execution of this Agreement Frontier and Global will execute an Agreement in the form attached hereto as Exhibit A (the "STOCK OPTION AGREEMENT") whereby Frontier will grant Global an option to purchase shares of Frontier Common Stock upon the terms and conditions provided in such agreement;

          WHEREAS, concurrently herewith certain shareholders of Global (collectively, the "PRINCIPAL SHAREHOLDERS") have agreed to vote their shares in favor of the transactions contemplated hereby pursuant to the Voting Agreement

(as defined in Section 1.9); and

          NOW, THEREFORE in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:



                                   ARTICLE I

                                   THE MERGER

          1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the New York Business Corporation Law (the "NYBCL"), Merger Sub shall be merged with and into Frontier at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease and Frontier shall continue as the surviving corporation (the "SURVIVING CORPORATION").

          1.2 CLOSING. The closing of the Merger (the "CLOSING") will take place on the second Business Day after the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Article VI (the "CLOSING DATE"); PROVIDED, HOWEVER, that if the Average Price is less than $34.5625, then the Closing shall not occur prior to (i) if Frontier shall not deliver a Termination Notice (as defined in Section 7.1(g)) to Global in accordance with Section 7.1(g), the second Business Day following the expiration of the Frontier Evaluation Period (as defined in Section 7.1(g)), or (ii) if Frontier shall deliver a Termination Notice to Global in accordance with Section 7.1(g), the second Business Day following the earlier of (A) Global's delivery of a Global Adjustment Election, a Cash Top-Up Election or a Combination Election (in each case, as defined in Section 7(g)) and (B) the expiration of the Global Election Period, in all cases, unless another time or date is agreed to by the parties hereto. The Closing shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022, unless another place is agreed to by the parties hereto.

          1.3 EFFECTIVE TIME. As soon as practicable following the Closing, the parties shall (i) file a certificate of merger (the "NEW YORK CERTIFICATE OF MERGER") in such form as is required by and executed in accordance with the relevant provisions of the NYBCL and (ii) make all other filings or record required under the NYBCL. The Merger shall become effective at such time as the New York Certificate of Merger is duly filed with the New York Department of State in accordance with Section 904 of the NYBCL or at such subsequent time as Global and Frontier shall agree and as shall be specified in the New York Certificate of Merger (the date and time the Merger becomes effective being the "EFFECTIVE TIME").

          1.4 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger will have the effects set forth in Section 906 of the NYBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Frontier and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Frontier and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

          1.5 CERTIFICATE OF INCORPORATION. At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended in accordance with the NYBCL such that the certificate of incorporation of the Surviving Corporation shall consist of the provisions of the certificate of incorpora incorporation of Merger Sub.

          1.6 BY-LAWS. The by-laws of Merger Sub as in effect at the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          1.7 OFFICERS AND DIRECTORS OF SURVIVING CORPO RATION. The officers of Frontier as of the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be. The directors of Merger Sub as of the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified.

          1.8  EFFECT ON CAPITAL STOCK.

          (a) At the Effective Time by virtue of the Merger and without any action on the part of the holder thereof, each share of Frontier Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Frontier Common Stock owned or held directly or indirectly by Global or directly by Frontier, all of which shall be canceled as provided in Section 1.8(c)) shall, except as provided in Section 7.1(g), be converted into the right to receive that number of shares of Global Common Stock equal to the Exchange Ratio (as defined below) (the "MERGER CONSIDERATION"). "EXCHANGE RATIO" means the quotient (rounded to the nearest 1/10,000) determined by dividing $62.00 by the Average

Price as defined below. "AVERAGE PRICE" means the average (rounded to the nearest 1/10,000) of the volume weighted averages (rounded to the nearest 1/10,000) of the trading prices of Global Common Stock on the Nasdaq National Market ("NASDAQ"), as reported by Bloomberg Financial Markets (or such other source as the parties shall agree in writing), for the 15 trading days randomly selected by lot by Frontier and Global together from the 30 consecutive trading days ending on the trading day immediately preceding the date on which all the conditions to Closing (other than conditions that, by their terms, cannot be satisfied until the Closing Date so long as it is reasonably apparent that such conditions will be able to be satisfied on the Closing Date) set forth in
Article VI shall have been satisfied or waived (the "DETERMINATION DATE"); PROVIDED, that the Exchange Ratio shall not be less than 1.0919, or, unless Global shall have exercised its rights to make a Global Adjustment Election or a Combination Election under Section 7.1(g), greater than 1.7939. If prior to the Effective Time, Global should split or combine the shares of Global Common Stock, or pay a stock dividend or other stock distribution in shares of Global Common Stock, or otherwise change the shares of Global Common Stock into any other securities, or make any other dividend or distribution on the shares of Global Common Stock, then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

          (b) As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Frontier Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time repre represented any such shares of Frontier Common Stock (a "CERTIFICATE") (other than Merger Sub, Global and Frontier) shall thereafter cease to have any rights with respect to such shares of Frontier Common Stock, except the right to receive the applicable Merger Consideration in accordance with Article II upon the surrender of such certificate.

          (c) Each share of Frontier Common Stock issued and owned or held directly or indirectly by Global or directly by Frontier at the Effective time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired and no stock of Global or other consideration shall be delivered in exchange therefor.

          (d) Each share of common stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall forthwith cease to exist and shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $1.00 per share, of the Surviving Corporation as of the Effective Time.

          1.9 VOTING AGREEMENT. Concurrently with the execution and delivery of this Agreement, Frontier and the Principal Shareholders are executing and delivering an agreement substantially in the form of Exhibit 1.9 hereto, pursuant to which, among other things, the Principal Shareholders are agreeing to vote all of the shares of Global Common Stock owned, beneficially or of record, by them to approve the Share Issuance and the Global Charter Amendment (in each case, as defined in Section 3.2(c)(i)) and such shares in the aggregate constitute, and at the record date for the Global Shareholders Meeting (as defined in Section 5.1(d)), will constitute at least 51% of the Combined Voting Power (as defined in Section 8.11).

          1.10  ALTERNATIVE TRANSACTION STRUCTURE.

          (a) ALTERNATIVE MERGER NOTICE. Frontier shall be entitled to give Global a notice to adopt the alternative merger structure (the "ALTERNATIVE MERGER") as described in Section 1.10(b) (the "ALTERNATIVE MERGER NOTICE") if
(i) the Applicable Closing Conditions (as defined in Section 8.11) have been satisfied, (ii) a Trigger Event (as defined in Section 8.11) has not occurred or is no longer in effect for any reason, and (iii) at least 180 days have passed since the date of this Agreement; provided, however, that if a Trigger Event occurs between 180 days and 240 days after the date of this Agreement, the Alternative Merger Structure Notice shall be deemed terminated if the Form S-4 which contains the Joint Proxy Statement/Prospectus (as defined in Section 5.1) relating to the Merger could be declared effective by the SEC under the Securities Act at an earlier time than the Form S-4 which contains the Joint Proxy Statement/Prospectus relating to the Alternative Merger. Unless the parties otherwise agree, without action on the part of either Global or Frontier, an Alternative Merger Notice shall be deemed to have been given on the date that is 240 days after the date of this Agreement, provided that if a Trigger Event has not occurred or is no longer in effect for any reason, or, if a Trigger Event had occurred, on the later date that such Trigger Event is no longer in effect for any reason. In the event an Alternative Merger Notice is given or deemed to have been given (the "ALTERNATIVE MERGER NOTICE DATE"), the Merger contemplated by Section 1.1 of this Agreement shall be restructured in the manner set forth in this Section 1.10. In such event, all references to the term "MERGER" in this Agreement shall be deemed references to the transactions contemplated by this Section 1.10, all references to the term "EFFECTIVE TIME" in this Agreement shall be deemed references to the time at which (i) the certificate of merger is duly filed with the New York Department of State in accordance with Section 904 of the NYBCL and (ii) the registration of an amalgamated company and such other documents as are required by the Companies Act 1981 Bermuda in connection with the merger are duly filed with the Registrar of Companies Bermuda (or at such later time as is specified in the certificate of merger) with respect to the Merger as restructured in the manner contemplated by this Section 1.10 and except as provided below, Sections
1.8 and 2.5 shall no longer be of any force or effect and the provisions of this
Section 1.10 shall govern the terms of the Merger. In the event that the Alternative Merger Notice is given or deemed to be given, references to the term Merger shall be deemed to be a reference to the Alternative Merger.

          (b) THE ALTERNATIVE MERGER. In the event an Alternative Merger Notice is given or deemed to have been given, New Global corporation, a Delaware corporation ("NEW GLOBAL"), will promptly be formed by and owned equally by Global and Frontier. Global and Frontier will cause New Global to become a party to this Agreement. Prior to the Effective Time of the Alternative Merger, Global and Frontier will cause New Global to incorporate two wholly owned subsidiaries ("GLOBAL MERGER SUB", a Bermuda company and "FRONTIER MERGER SUB", a New York corporation). At the Effective Time of the Alternative Merger, (i) Global Merger Sub shall be amalgamated with and into Global in accordance with the Companies Act of 1981 of Bermuda whereupon the separate existence of Global Merger Sub shall cease, and Global shall continue in the form of the amalgamated company, and (ii) Frontier Merger Sub shall be merged with and into Frontier in accordance with New York Law, whereupon the separate existence of Frontier Merger Sub shall cease, and Frontier shall be the surviving corporation. Frontier and Global are sometimes referred to herein as the "SURVIVING CORPORATIONS".

          (c) EFFECT OF ALTERNATIVE MERGER ON CAPITAL STOCK.

              (i) At the Effective Time of the Alternative Merger, (A) each share of Frontier Common Stock outstanding immediately prior to such Effective Time shall, except as otherwise provided below, be converted into the right to receive that number of shares of New Global Common Stock, par value $.01 per share (the "NEW GLOBAL COMMON STOCK"), equal to the Exchange Ratio (as defined in section 1.8(a)) and (B) each share of Global Common Stock outstanding immediately prior to such Effective Time shall be converted into the right to receive 1.0 share of New Global Common Stock. For purposes of the immediately preceding sentence, any cash transferred to the Frontier shareholders pursuant to the Cash Top-Up Election or the Combination Election shall be paid by New Global.

              (ii) As a result of the Alternative Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Frontier Common Stock and Global Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Frontier Common Stock or Global Common Stock (a "CERTIFICATE") (other than New Global, Global Merger Sub, Frontier Merger Sub, Global and Frontier) shall thereafter cease to have any rights with respect to such shares of Frontier Common Stock or Global Common Stock, except the right to receive the applicable Merger Consider ation upon the surrender of such certificate.

              (iii) Each share of Frontier Common Stock issued and owned or held directly or indirectly by Global or directly by Frontier at the Effective Time and each Share of Global Common Stock issued and owned or held directly or indirectly by Frontier or directly by Global at the Effective Time shall, by virtue of the Alternative Merger, cease to be outstanding and shall be canceled and retired and no stock of New Global or other consideration shall be delivered in exchange therefor.

              (iv) Each share of common stock of Global Merger Sub or Frontier Merger Sub issued and outstanding immediately prior to the Effective Time shall forthwith cease to exist and shall be converted into one validly issued, fully paid and non-assessable share of common stock of the respective surviving corporation as of the Effective Time.

          (d) MERGER CONSIDERATION. The New Global Common Stock to be received as consideration in the Alternative Merger by holders of Global Common Stock or Frontier Common Stock is referred to herein as the "MERGER CONSIDERATION".

          (e) ASSUMPTION OF STOCK OPTIONS AND WARRANTS. New Global shall assume the Frontier Stock Options and Frontier Warrants (as defined in Section 3.1(b)) and the Global Stock Options and Global Warrants (as defined in Section 3.2(b)) on the terms set forth in Exhibits 5.6(i) and (ii) hereto respectively. Frontier and Global agree that each of the company's other stock plans and treatment of each of the company's officers and employees shall be as set forth in the respective exhibits. Frontier and Global shall take all such steps as may be required to cause the transactions contemplated by this Section 1.10(e) and any other dispositions of Frontier and Global equity securities (including derivative securities) or acquisitions of New Global equity securities (including derivative securities) in connection with this Agreement by each individual who (x) is a director or officer of Frontier or Global or (y) at the Effective Time, will become a director or officer of New Global, to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, such steps to be taken in accordance with the

No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

          (f)  EMPLOYEE BENEFITS.

               (i) OBLIGATIONS OF NEW GLOBAL; COMPARA BILITY OF BENEFITS. Each Frontier and Global Benefit Plan as to which Frontier or Global or any of their respective Subsidiaries has any obligation with respect to any current or former employee (the "FRONTIER EMPLOYEES" and the "GLOBAL EMPLOYEES" together the "EMPLOYEES") shall, as of the Effective Time, be the obligations of New Global and the respective Surviving Corporations. At the Effective Time and for at least two years thereafter, New Global shall, or shall cause the respective Surviving Corporations to, provide benefits, in the aggregate, that are no less favorable than the benefits provided, in the aggregate, under Fron tier's and Global's respective Benefit Plans (the "PLANS") to the Employees immediately prior to the Effective Time. Notwithstanding the foregoing, nothing herein shall require (A) the continuation of any particular Plan or prevent the amendment or termination thereof (subject to the maintenance, in the aggregate, of the benefits as provided in the preceding sentence) or (B) New Global or the respective Surviving Corporations to continue or maintain any stock purchase or other equity plan related to the equity of Frontier or Global or the respective Surviving Corporations.

               (ii) PRE-EXISTING LIMITATIONS; DEDUCTIBLE; SERVICE CREDIT. With respect to any New Global Benefit Plans in which the Employees participate effective as of the Closing Date or thereafter, New Global shall, or shall cause each of the Surviving Corporations to: (A) not impose any limitations more onerous than those currently in effect as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Employees under any welfare New Global Benefit Plan in which such Employees may be eligible to participate after the Effective Time, (B) provide each Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare New Global Benefit Plan in which such employees may be eligible to participate after the Effective Time, and (C) recognize all service of the Employees with Frontier and Global respectively for all purposes (including, without limitation, purposes of eligibility to participate, vesting credit, entitlement for benefits, and benefit accrual) in any New Global Benefit Plan in which such employ ees may be eligible to participate after the Effective Time, to the same extent taken into account under a comparable Frontier or Global Plan immediately prior to the Closing Date.

          (g) NO FRACTIONAL SHARES OF NEW GLOBAL COMMON STOCK.

               (i) No certificates or scrip for shares of New Global Common Stock representing fractional shares of New Global Common Stock shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a share holder of New Global or a holder of shares of New Global Common Stock.

               (ii) Notwithstanding any other provision of this Agreement, each holder of shares of Frontier Common Stock exchanged pursuant to the Alternative Merger who would otherwise have been entitled to receive a fraction of a share of New Global Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (A) such fractional part of a share of New Global Common Stock multiplied by (B) the last sales price per share of Global Common Stock reported on NASDAQ as reported in THE WALL STREET JOURNAL, Eastern edition, on the Closing Date. As promptly as practicable after the determina tion of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall notify New Global, and New Global shall cause the surviving corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

          (h) REPRESENTATIONS AND WARRANTIES OF NEW GLOBAL. Immediately prior to the Effective Time of the Alternative Merger, New Global will become a party to this Agreement and make the following representa tions and warranties to each of Global and Frontier:

              (i) ORGANIZATION, STANDING AND POWER. At the Effective Time, New Global will be a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and will have all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted by Frontier and Global and will be duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on New Global.

               (ii) AUTHORITY; NO CONFLICTS

                    (A) At the Effective Time, New Global will have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of the issuance of the shares of New Global Common Stock to be issued in the Merger (the "NEW GLOBAL SHARE ISSUANCE") and the New Global certificate of incorpo ration will provide for authorized shares of New Global Common Stock of not less than 2 billion shares. The execution and delivery of this Agreement and the consum mation of the transactions contemplated hereby will be duly authorized by all necessary corporate action on the part of New Global. This Agreement will be duly executed and delivered by New Global and will constitute a valid and binding agreement of New Global, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

                    (B) At the Effective Time, the execution and delivery of this Agreement by New Global will not, and the consummation by New Global of the Alternative Merger and the other transactions contemplated hereby will not, conflict with, or result in a Violation (as defined in Section 3.1(c)(ii)) pursuant to: (x) any provision of the certificate of incorporation or by-laws of New Global or any charter document of any Subsidiary of New Global, or (y) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on New Global, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (C) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, fran chise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to New Global or any Subsidiary of New Global or their respective properties or assets.

                    (C) At the Effective Time, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmen tal Entity will be required by or with respect to New Global or any Subsidiary of New Global in connection with the execution and delivery of this Agreement by New Global or the consummation of the Alternative Merger and the other transactions contemplated hereby, except for the Required Consents, and such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on New Global.

              (iii) BOARD APPROVAL.  At the Effective Time, the

Board of Directors of New Global, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, will duly
(A) determine that this Agreement and the Alternative Merger are in the best interests of New Global and its shareholders, and (B) approve this Agreement, the Alternative Merger and the issuance of shares of New Global Common Stock, and (C) recommend that the shareholders of New Global approve this Agreement and the issuance of shares of New Global Common Stock in the Alternative Merger.

               (iv) SHAREHOLDER VOTE. Global and Frontier as the holders of all of the outstanding shares of New Global Common Stock shall vote to approve this Agreement and the issuance of shares of New Global Common Stock in the Alternative Merger.

          (i) COVENANTS OF GLOBAL AND FRONTIER. Prior to the Effective Time of the Alternative Merger, Global and Frontier shall ensure that New Global, Global Merger Sub and Frontier Merger Sub take no actions and undertake no operations except as may be necessary in connection with the consummation of the Merger and the transactions contemplated hereby.

          (j)  MODIFICATIONS TO AGREEMENT.

               (i) At the time of the Alternative Merger Notice Date, and without any further action on the part of either Frontier or Global, a new
Section 6.2(e) and 6.3(d) to this Agreement will be added as follows:

               "New Global shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, and the representations and warranties of New Global shall be accurate in all material respects at and as of the Effective Time."

and a new Section 6.1(h) will be added as follows:

               "The shares of New Global Common Stock to be issued in the Alternative Merger and such other shares to be reserved for issuance in the Alterna tive Merger shall have been approved upon official notice of issuance for quotation on NASDAQ."

               (ii) Global and Frontier agree that in the event of the Alternative Merger Notice, any and all other appropriate adjustments shall be made to the other terms and conditions of this Agreement to reflect the transactions contemplated by this Section 1.10.

               (iii) For the purposes of implementing the Alternative Merger, Global and Global Merger Sub shall enter into an Amalgamation Agreement (the "AMALGAMATION AGREEMENT") in accordance with the laws of Bermuda for presentation to and approval of the shareholders of Global and Global Merger Sub.

          (k) LISTING OF SHARES OF NEW GLOBAL COMMON STOCK. New Global shall use its best efforts to cause the shares of New Global Common Stock to be issued in the Alternative Merger, and the shares of New Global Common Stock to be reserved for issuance upon exercise of the Frontier Stock Options, the Frontier Warrants, the Frontier Convertible Debt (as defined in Section 3.1(b)), and the Global Stock Options and Warrants, to be approved for quotation, upon official notice of issuance, on NASDAQ.


                                  ARTICLE II

                           EXCHANGE OF CERTIFICATES

          2.1 EXCHANGE FUND. Prior to the Effective Time, Global shall appoint First Chicago Trust Company of New York or another commercial bank or trust company having net capital of not less than $100,000,000, or a subsidiary thereof, to act as exchange agent hereunder for the purpose of exchanging Certificates for the Merger Consideration (the "EXCHANGE AGENT"). At or prior to the Effective Time, Global shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Frontier Common Stock, certificates representing the Global Common Stock issuable pursuant to Section 1.8 in exchange for outstanding shares of Frontier Common stock and, if applicable, cash to be paid as a result of the Cash Top-Up pursuant to Section 7.1(g). Global agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to
Section 2.5, and any dividends and other distributions pursuant to Section 2.3. Any cash and certificates of Global Common Stock depos ited with the Exchange Agent shall hereinafter be referred to as the "EXCHANGE FUND."

          2.2 EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Global may reasonably specify and (ii) instructions for effecting the surrender of such

Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) one or more certifi cates for Global Common Stock representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 1.8 (after taking into account all shares of Frontier Common Stock then held by such holder) and (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this
Article II, including cash in lieu of any fractional shares of Global Common Stock pursuant to Section 2.5, any dividends and other distributions pursuant to
Section 2.3 and any cash to be paid as a result of a Cash Top-Up pursuant to
Section 7.1(g). No interest will be paid or will accrue on any cash payable pursuant to Section 2.3, Section 2.5 or as a result of a Cash Top-Up pursuant to
Section 7.1(g). In the event of a transfer of ownership of Frontier Common Stock which is not registered in the transfer records of Frontier, certificates for one or more shares of Global Common Stock evidencing, in the aggregate, the proper number of shares of Global Common Stock and a check in the proper amount of cash in lieu of any fractional shares of Global Common Stock pursuant to
Section 2.5, any dividends or other distributions to which such holder is entitled pursuant to Section 2.3, and as a result of a Cash Top-Up pursuant to
Section 7.1(g) may be issued with respect to such Frontier Common Stock to such a transferee if the Certificate representing such shares of Frontier Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

          2.3 DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made with respect to shares of Global Common Stock with a record date after the Effective Time (if any) shall be paid to the holder of an unsurrendered Certificate with respect to the shares of Global Common Stock that such holder would be entitled to receive upon surrender of such Certificate, no cash payment in lieu of fractional shares of Global Common Stock shall be paid to any such holder pursuant to Section 2.5 and no cash payment as a result of a Cash Top-Up pursuant to Section 7.1(g) shall be paid to any such holder, until such holder shall surrender such Certificate in accordance with Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to such holder of shares of Global Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Global Common Stock to which such holder is entitled pursuant to Section 2.5, the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Global Common Stock and any cash payment as a result of a Cash Top-Up pursuant to Section 7.1(g), and (b) at the appropriate payment date, the amount of any dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Global Common Stock.

          2.4 NO FURTHER OWNERSHIP RIGHTS IN FRONTIER COMMON STOCK. All shares of Global Common Stock issued and cash paid upon conversion of shares of Frontier Common Stock in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 2.3, 2.5 or as a result of a Cash Top-Up pursuant to Section 7.1(g)) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Frontier Common Stock.

          2.5  NO FRACTIONAL SHARES OF GLOBAL COMMON STOCK.

          (a) No certificates or scrip for shares of Global Common Stock representing fractional shares of Global Common Stock shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of Global or a holder of shares of Global Common Stock.

          (b) Notwithstanding any other provision of this Agreement, each holder of shares of Frontier Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Global Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Global Common Stock multiplied by (ii) the last sales price per share of Global Common Stock reported on NASDAQ as reported in THE WALL STREET JOURNAL, Eastern edition, on the Closing Date. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall notify Global, and Global shall cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

          2.6 TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for twelve months after the Effective Time shall be delivered to the Surviving Corpora tion or otherwise on the instruction of the Surviving Corporation, and any holders of the Certificates who have not theretofore complied with this
Article II shall thereafter look only to the Surviving Corporation and Global for the Merger Consideration with respect to the shares of Frontier Common Stock formerly represented thereby to which such holders are entitled pursuant to
Section 1.8 and Section 2.2, any cash in lieu of fractional shares of Global Common Stock to which such holders are entitled pursuant to Section 2.5, any dividends or distributions with respect to shares of Global Common Stock to which such holders are entitled pursuant to Section 2.3 and any cash payment as a result of a Cash Top-Up pursuant to Section 7.1(g).

          2.7 NO LIABILITY. None of Global, Merger Sub, Frontier, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          2.8 INVESTMENT OF THE EXCHANGE FUND. Except as provided below, the Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Surviving Corporation on a daily basis. If Global exercises the Cash Top-Up Election pursuant to Section 7.1(g), then the Exchange Agent shall invest the cash included in the Exchange Fund only in one or more of the following investments as directed by the Surviving Corporation from time to time in (a) obligations of the United States government maturing not more than 180 days after the date of purchase; (b) certificates of deposit maturing not more than 180 days after the date of purchase issued by a bank organized under the laws of the United States or any state thereof having combined capital and surplus of at least $500,000,000; (c) a money market fund having assets of at least $3,000,000,000; or (d) tax-exempt or corporate debt obligations maturing not more than 180 days after the date of pur chase given the highest investment grade rating by Standard & Poor's and Moody's Investor Service. Any interest and other income resulting from such investments shall promptly be paid to the Surviving Corporation.

          2.9 LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Frontier Common Stock formerly represented thereby, any cash in lieu of fractional shares of Global Common Stock, and unpaid dividends and distributions on shares of Global Common Stock deliverable in respect thereof, pursuant to this Agreement.

          2.10 WITHHOLDING RIGHTS. Each of the Surviving Corpora tion and Global shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Frontier Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promul gated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Global, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Frontier Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Global, as the case may be.

          2.11 FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Frontier or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Frontier or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

          2.12 STOCK TRANSFER BOOKS. At the close of business, New York City time, on the day the Effective Time occurs, the stock transfer books of Frontier shall be closed and there shall be no further registration of transfers of shares of Frontier Common Stock thereafter on the records of Frontier. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Frontier Common Stock formerly represented thereby, except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent, the Surviving Corporation or Global for any reason shall be converted into the Merger Consideration with respect to the shares of Frontier Common Stock formerly represented thereby, any cash in lieu of fractional shares of Global Common Stock to which the holders thereof are entitled pursuant to Section 2.5, any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3 and any cash payment as a result of a Cash Top-Up pursuant to Section 7.1(g).

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES

          3.1 REPRESENTATIONS AND WARRANTIES OF FRON TIER. Except as set forth in the Frontier Disclosure Schedule delivered by Frontier to Global prior to the execution of this Agreement (the "FRONTIER DISCLOSURE SCHEDULE"), Frontier represents and warrants to Global as follows:

          (a) ORGANIZATION, STANDING AND POWER. Each of Frontier and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organiza tion, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 8.11) on Frontier. The copies of the restated certificate of incorporation and by-laws of Frontier which were previously furnished to Global are true, complete and correct copies of such documents as in effect on the date of this Agreement.

          (b)  CAPITAL STRUCTURE.

               (i) As of March 12, 1999, the authorized capital stock of Frontier consisted of (A) 300,000,000 shares of Frontier Common Stock, of which 172,321,329 shares were outstanding, (B) 850,000 shares of Cumulative Preferred Stock, par value $100 per share, of which 53,067 shares of Cumulative Preferred Stock, 5% Series, 38,492 shares of Cumulative Preferred Stock, Second 5% Series, 48,044 shares of Cumulative Preferred Stock, 5.65% Series, 41,514 shares of Cumulative Preferred Stock, 4.60% Series (collectively, the "FRONTIER PRE FERRED STOCK") and no shares of Convertible Preferred Stock, 5% Series were outstanding, (C) 4,000,000 shares of Class A Preferred Stock, par value $100 per share, of which no shares were outstanding, and (D) 3,000,000 shares of Junior Participating Class A Preferred Stock which were reserved for issuance upon exercise of the rights (the "RIGHTS") distributed to the holders of Frontier Common Stock pursuant to the Rights Agreement, dated as of April 9, 1995, between Frontier and First National Bank of Boston, as Rights Agent, as amended (the "RIGHTS AGREEMENT"). Since March 12, 1999 to the date of this Agreement, there have been no issuances of shares of the capital stock of Frontier or any other securities of Frontier other than issuances of shares (and accompanying Rights) pursuant to options or rights outstanding as of March 12, 1999 under the Frontier Benefit Plans (as defined in Section 3.1(o)). All issued and outstanding shares of the capital stock of Frontier are duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock is entitled to preemptive rights. There were outstanding as of March 12, 1999 no options, warrants or other rights to acquire capital stock from Frontier other than (w) the Rights, (x) options representing in the aggregate the right to purchase 14,902,015 shares of Frontier Common Stock (collectively, the "FRONTIER STOCK OPTIONS") under the Directors' Stock Incentive Plan, the Employees' Stock Option Plan, the Management Stock Incentive Plan, the ALC Communications Corporation 1994 Non-Employee Director Stock Option Plan, the ALC Communications
Corporation 1990 Stock Option Plan, the ALC Communications Corporation 1986 Stock Option Plan, the GlobalCenter, Inc. 1997 Stock Plan Stock Option Agreement and the (GlobalCenter) Primenet Services for the Internet, Inc. 1995 Stock Option Plan (collectively, the "FRONTIER STOCK OPTION PLANS"), (y) warrants to purchase up to 27,699 shares of Frontier Common Stock (the "FRONTIER
WARRANTS"), and (z) 10.46% convertible debenture due October 27, 2008 with the Walters Trust (Canandaigua National Bank) which are Convertible into Frontier Common Stock at $10.5375 per share (the "FRONTIER CONVERTIBLE DEBT"). As of March 12, 1999, Frontier had further reserved 17,857,123 shares of Frontier Common Stock for purchase pursuant to the Frontier Stock Option Plans, Convertible Debentures and the Frontier Warrants. Other than pursuant to the Stock Option Agreement, the associated Rights issued with the shares issued as described above, no options or warrants or other rights to acquire capital stock from Frontier have been issued or granted since March 12, 1999 to the date of this Agreement.

                (ii) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Frontier having the right to vote on any matters on which shareholders may vote ("FRONTIER VOTING DEBT") are issued or outstanding.

                (iii) Except as otherwise set forth in this Section 3.1(b) and the Stock Option Agreement and as contemplated by Section 5.6, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Frontier or any of its Subsidiaries is a party or by which any of them is bound obligating Frontier or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Frontier or any of its Subsidiaries or obligating Frontier or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, and except as contemplated by
Section 5.9, there are no outstanding obligations of Frontier or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Frontier or any of its Subsidiaries.

          (c)  AUTHORITY; NO CONFLICTS.

               (i) Frontier has all requisite corporate power and authority to enter into this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required Frontier Vote (as defined in Section 3.1(g)). The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Frontier, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required Frontier Vote. This Agreement and the Stock Option Agreement have been duly executed and delivered by Frontier and each constitutes a valid and binding agreement of Frontier, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

               (ii) The execution and delivery of this Agreement and the Stock Option Agreement by Frontier does not and the consummation of the Merger by Frontier and the other transactions contemplated hereby or thereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amend ment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a "VIOLATION") pursuant to: (A) any provision of the certificate of incorporation or by-laws of Frontier or any Subsidiary of Frontier, or (B) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Frontier, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, Material Network Contract (as defined in Section 8.11), obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Frontier or any Subsidiary of Frontier or their respective properties or assets.

               (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "GOVERNMENTAL ENTITY"), is required by or with respect to Frontier or any Subsidiary of Frontier in connection with the execu tion and delivery of this Agreement and the Stock Option Agreement by Frontier or the consummation of the Merger and the other transactions contemplated hereby or thereby, except for those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (B) the Communications Act of 1934, as amended (the "COMMUNICATIONS ACT"), and any rules and regulations promulgated by the Federal Communications Commission ("FCC"), (C) state securities or "blue sky" laws (the "BLUE SKY LAWS"), (D) the Securities Act of 1933, as amended (the "SECURITIES ACT"), (E) the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"),
(F) the NYBCL with respect to the filing of the New York Certificate of Merger,
(G) laws, rules, regula tions, practices and orders of any state or state public service commissions ("PUCS"), local franchising authorities, foreign telecommunications regulatory agencies or similar state or foreign regulatory bodies, (H) rules and regulations of NASDAQ and the New York Stock Exchange, Inc. (the "NYSE"), (I) antitrust or other competition laws of other jurisdictions, and (J) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Frontier. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (I) are hereinafter referred to as "REQUIRED CONSENTS."

          (d) REPORTS AND FINANCIAL STATEMENTS.

              (i) Frontier and Frontier Telephone of Rochester, Inc., a New York corporation ("FRONTIER SUB"), have filed all required reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since January 1, 1998 including Frontier's Current Report on Form 8-K, dated January 26, 1999, containing Frontier's audited financial statements for the year ended December 31, 1998 and its proxy statement with respect to the proposed 1999 annual meeting of shareholders of Frontier (collectively, including all exhibits thereto, the "FRONTIER SEC REPORTS"). Other than Frontier Sub, no Subsidiary of Frontier is required to file any form, report or other document with the SEC. None of the Frontier SEC

Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Frontier SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Frontier and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with United States generally accepted accounting principles ("GAAP") consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All of such Frontier SEC Reports, as of their respective dates, complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

               (ii) From December 31, 1998 until the date of this Agreement, Frontier and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of Frontier and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business or (B) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Frontier.

          (e)  INFORMATION SUPPLIED.

               (i) None of the information supplied or to be supplied by Frontier for inclusion or incorporation by reference in (A) the registration statement on Form S-4 (as defined in Section 5.1) to be filed with the SEC by Global in connection with the issuance of the Global Common Stock in the Merger will, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (B) the Joint Proxy Statement/Prospectus (as defined in Section 5.1) included in the Form S-4 relating to the Frontier Shareholders Meeting and the Global Shareholders Meeting (each, as defined in Section 5.1) and the Global Common Stock to be issued in the Merger will, on the date it is first mailed to Frontier shareholders or Global shareholders or at the time of the Frontier Shareholders Meeting or the Global Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

               (ii) Notwithstanding the foregoing provisions of this Section 3.1(e), no representation or warranty is made by Frontier with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by Global for inclusion or incorporation by reference therein.

          (f) BOARD APPROVAL. The Board of Directors of Frontier, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way (the "FRONTIER BOARD APPROVAL"), has duly (i) determined that this Agreement, the Stock Option Agreement, the Merger and the Alternative Merger are in the best interests of Frontier and its shareholders,
(ii) adopted this Agreement and approved the Stock Option Agreement, the Merger and the Alternative Merger and (iii) recommended that the shareholders of Frontier adopt this Agreement and approve the Merger or, if applicable, the Alternative Merger. The Frontier Board Approval constitutes approval of this Agreement, the Stock Option Agreement, the Merger and the Alternative Merger for purposes of Section 912 of the NYBCL (assuming that Global is not an "interested shareholder" under Section 912 of the NYBCL immediately before the execution and delivery of this Agreement and the Stock Option Agreement and does not take any other actions to become an "interested shareholder" thereunder).

          (g) VOTE REQUIRED. The affirmative vote of the holders of two-thirds of the outstanding shares of Frontier Common Stock (the "REQUIRED FRONTIER VOTE") is the only vote of the holders of any class or series of Frontier capital stock necessary to adopt this Agreement and approve the transactions contemplated hereby (assuming that Global is not an "interested shareholder" under Section 912 of the NYBCL immediately before the execution and delivery of this Agreement and the Stock Option Agreement and does not take any other actions to become an "interested shareholder" thereunder); provided that the redemption notice described in Frontier's restated certificate of incorporation is given and all funds necessary for such redemption are set aside prior to the Frontier Shareholders Meeting. No vote of the shareholders of Frontier is required to approve the Stock Option Agreement.

          (h) RIGHTS AGREEMENT. The Board of Directors of Frontier has approved an amendment to the Rights Agreement to the effect that none of Global or its affiliates or associates shall become an "Acquiring Person" (as defined in the Rights Agreement) by reason of the execution of this Agreement or the Stock Option Agreement, the exercise of the option granted thereby or the consummation of the Merger or the Alternative Merger.

          (i) BROKERS OR FINDERS. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except Morgan Stanley & Co. Incorporated (the "FRONTIER FINANCIAL ADVISOR"), whose fees and expenses will be paid by Frontier in accordance with Frontier's agreement with such firm, based upon arrangements made by or on behalf of Frontier and previously disclosed to Global.

          (j) OPINION OF FRONTIER FINANCIAL ADVISOR. Frontier has received the opinion of the Frontier Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of Frontier Common Stock, a copy of which opinion has been made available to Global.

          (k) AFFILIATE LETTER AND AGREEMENTS. On or prior to the date of the Frontier Shareholders Meeting, Frontier will deliver to Global a letter (the "FRONTIER AFFILIATE LETTER") identifying all persons who may, at the time this Agreement is submitted for adoption by the shareholders of Frontier, be deemed to be "affiliates" of Frontier for purposes of Rule 145 under the Securities Act ("RULE 145"). On or prior to the Closing Date, Frontier will use all reasonable efforts to cause each person identified as an "affiliate" in the Frontier Affiliate Letter to deliver a written agreement (an "AFFILIATE AGREEMENT") in substantially the form of Exhibit 3.1(k) attached hereto in connection with restrictions on affiliates under Rule 145.

          (l) LITIGATION. Except as disclosed in the Frontier SEC Reports and except for claims, actions, suits, proceedings or investigations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Frontier, there are no claims, actions, suits, proceedings or investigations pending or, to Frontier's knowledge, threatened against Frontier or any of its Subsidiaries, or any properties or rights of Frontier or any of its Subsidiaries, before any Governmental Entity.

          (m) NO VIOLATION OF LAW. The business of Frontier and its Subsidiaries is not being conducted in violation of any statute, law, ordinance, regulation, judgment, order or decree of any Governmental Entity (including any stock exchange or other self-regulatory body), or in violation of any permits, franchises, licenses, authorizations or consents that are granted by any Governmental Entity (including any stock exchange or other self-regulatory body), except for possible violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Frontier, and except as disclosed in the Frontier SEC Reports. Except as disclosed in the Frontier SEC Reports and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Frontier, no investigation or review by any Governmental Entity (including any stock exchange or other self-regulatory body) with respect to Frontier or its Subsidiaries in relation to any alleged violation of law or regulation is pending or, to Frontier's knowledge, threatened, nor has any Govern mental Entity (including any stock exchange or other self-regulatory body) indicated in writing an intention to conduct the same. Neither Frontier nor any of its Subsid iaries is subject to any cease and desist or other order, judgment, injunction or decree issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of, any Governmental Entity that materially restricts the conduct of its business other than those which would not, individually or in the aggregate, reason ably be expected to have a Material Adverse Effect on Frontier, nor has Frontier or any of its Subsidiaries been advised in writing that any Governmental Entity is considering issuing or requesting any of the foregoing.

          (n) TAXES. All material Federal, state, local, and foreign tax returns required to be filed by Frontier and its Subsidiaries have been timely filed. All material taxes shown on such returns as being due or claimed to be due from Frontier and its Subsidiaries in a written statement have been paid other than those (i) currently payable without penalty or interest or (ii) being contested in good faith and by appropriate proceedings timely instituted and diligently pursued and for which adequate reserves have been established on the books and records of Frontier and its Subsidiaries, as the case may be, in accordance with generally accepted accounting principles.

          (o)  FRONTIER BENEFIT PLANS

               (i) Each deferred compensation and each incentive compensation, equity compensation plan, "welfare" plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, consulting, continuation, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Frontier or by any trade or business, whether or not incorporated (an "ERISA AFFILIATE"), that together with Frontier would be deemed a "single employer" within the meaning of section 4001(b) of ERISA, or to which Frontier or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of Frontier or any Subsidiary (the "FRONTIER BENEFIT PLANS") is in compliance with all applicable provisions of ERISA and the Code, and neither Frontier nor any ERISA Affiliates have any liabilities or obligations with respect to any such Frontier Benefit Plans, whether or not accrued, contingent or otherwise, except (x) as described in any of the Frontier SEC Reports or set forth in Section 3.1(o)(i) of the Frontier Disclosure Schedule or (y) for in stances of noncompliance or liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Frontier.

               (ii) No amount in excess of $150 million, which amount relates to "parachute payments" (as defined in the Code) to the nineteen executive officers of Frontier under the change in control agreements to which each such executive officer is a party or under the Frontier Benefit Plans in which such executive officers participate, shall fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

          3.2 REPRESENTATIONS AND WARRANTIES OF GLOBAL. Except as set forth in the Global Disclosure Schedule delivered by Global to Frontier prior to the execution of this Agreement (the "GLOBAL DISCLOSURE SCHED ULE"), Global represents and warrants to Frontier as follows:

          (a) ORGANIZATION, STANDING AND POWER. Each of Global and each of its Subsidiaries is a company, or a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Global. The copies of the memoran dum of association and bye-laws of Global which were previously furnished to Frontier are true, complete and correct copies of such documents as in effect on the date of this Agreement.

          (b)  CAPITAL STRUCTURE.

               (i) As of March 12, 1999, the authorized capital stock of Global consisted of 600,000,000 shares of Global Common Stock of which 411,357,572 shares were outstanding. Since March 12, 1999 to the date of this

Agreement, there have been no issuances of shares of the capital stock of Global or any other securities of Global other than issuances of shares pursuant to options or rights outstanding under the Global Benefit Plans (as defined in Section 3.2(m)). All issued and outstanding shares of the capital stock of Global are duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock is entitled to preemptive rights. There were outstanding as of March 12, 1999 no options, warrants or other rights to acquire capital stock from Global other than (A) options representing in the aggregate the right to purchase 32,403,528 shares of Global Common Stock issued to current or former employees and directors of Global and its Subsidiaries pursuant to Global's 1998 Stock Incentive Plan (the "GLOBAL STOCK OPTION PLAN") and (B) (i) 12,500,012 warrants expiring August 13, 2003, exercisable at $9.50 per share of Global Common Stock, and (ii) 5,108,358 warrants expiring August 13, 2008, exercisable at $9.50 per share of Global Common Stock (collectively, the "GLOBAL WARRANTS"). No options or warrants or other rights to acquire capital stock from Global have been issued or granted since March 12, 1999 to the date of this Agreement.

               (ii) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Global having the right to vote on any matters on which Shareholders may vote ("GLOBAL VOTING DEBT") are issued or outstanding.

               (iii) Except as otherwise set forth in this Section 3.2(b), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Global or any of its Subsidiaries is a party or by which any of them is bound obligat ing Global or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Global or any of its Subsidiaries or obligating Global or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agree ment, there are no outstanding obligations of Global or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Global or any of its Subsidiaries.

          (c)  AUTHORITY; NO CONFLICTS.

               (i) Global has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, to the approval of the issuance of the shares of Global Common

Stock to be issued in the Merger (the "SHARE ISSUANCE") and to the adoption of an amendment to the memorandum of association of Global increasing the number of authorized shares of Global Common Stock to not less than 2 billion shares (the "GLOBAL CHARTER AMENDMENT") by the Required Global Vote (as defined in Section 3.2(g)) and the filing of the requisite Memorandum of Increase with the Registrar of Companies of Bermuda and the approval of the Share Issuance (and the subsequent free transferability of the corresponding shares between nonresident persons for exchange control purposes) by the Bermuda Monetary Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Global, subject to the approval by the shareholders of Global of the Share Issuance and the Global Charter Amendment. This Agreement has been duly executed and delivered by Global and constitutes a valid and binding agreement of Global, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

               (ii) The execution and delivery of this Agreement by Global does not or will not, as the case may be, and the consummation by Global of the Merger and the other transactions contemplated hereby will not, conflict with, or result in a Violation pursuant to: (A) any provision of the memorandum of associa tion or bye-laws of Global or any other constitient document of any Subsidiary of Global, or (B) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Global, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Global or any Subsidiary of Global or their respective properties or assets.

               (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Global or any Subsidiary of Global in connection with the execution and delivery of this Agreement by Global or the consummation of the Merger and the other transactions contemplated hereby, except for the Required Consents, filing of the requisite Memorandum of Increase with the Registrar of Companies of Bermuda and the approval of the Share Issuance (and of the subsequent free transferability of the corresponding shares between nonresident persons for exchange control purposes) by the Bermuda Monetary Authority and such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Global.

          (d) REPORTS AND FINANCIAL STATEMENTS.

              (i) Global and Global Crossing Holdings Ltd. ("GLOBAL HOLDINGS") have filed all required reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1998 (collectively, including all exhibits thereto, the "GLOBAL SEC REPORTS"). No Subsid iary of Global other than Global Holdings is required to file any form, report or other document with the SEC. None of the Global SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Global SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Global and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All of such Global SEC Reports, as of their respective dates, complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

               (ii) Global has made available to Frontier drafts of the consolidated financial statements of Global and its Subsidiaries at and for the year ended December 31, 1998 of Global (in the respective form thereof as of the date of this Agreement, collectively, the "GLOBAL DRAFT DISCLOSURES"). To the knowledge of Global, each of the Global Draft Disclosures, including the financial statements included therein, is in substantially final form, except that the Global Draft Disclosures do not disclose any information with respect to this Agreement, the transactions contemplated hereby or the effect that this Agreement or such transactions might have on the business, financial condition or results of operations (actual, pro forma or projected) of Global and its Subsidiaries (collectively, the "GLOBAL TRANSACTION INFORMATION"). The Global Draft Disclosures were not prepared for the purpose of providing to Frontier or any other Person any Global Transaction Information. To the knowledge of Global, except with respect to Global Transaction Information, (x) the draft financial statements (including the related notes) included in the Global Draft Disclosures present fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Global and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein and (y) all of the Global Draft Disclosures comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder.

               (iii) From December 31, 1998 until the date of this Agreement, Global and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of Global and its Subsidiar ies or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business or (B) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Global.

          (e)  INFORMATION SUPPLIED.

               (i) None of the information supplied or to be supplied by Global for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and
(B) the Joint Proxy Statement/Prospectus will, on the date it is first mailed to Frontier sharehold ers or Global shareholders or at the time of the Frontier Shareholders Meeting or the Global Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

               (ii) Notwithstanding the foregoing provisions of this Section 3.2(e), no representation or warranty is made by Global with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by Frontier for inclusion or incorporation by reference therein.

          (f) BOARD APPROVAL. The Board of Directors of Global, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement, the Merger and the Alternative Merger are in the best interests of Global and its share holders, (ii) approved this Agreement, the Merger and the Alternative Merger,
(iii) approved the Global Charter Amendment and the Share Issuance and (iv) recom mended that the shareholders of Global approve the Global Charter Amendment, the Share Issuance or, if applicable, the Alternative Merger.

          (g) VOTE REQUIRED. The affirmative vote of holders of shares of Global Common Stock representing a simple majority of votes that may be cast by all holders of shares of Global Common Stock (the "REQUIRED GLOBAL VOTE") is the only vote of the holders of any class or series of Global capital stock necessary to approve the Global Charter Amendment, the Share Issuance and, if applicable, the Alternative Merger. The Principal Shareholders hold, and as of the record date for the Global Shareholders Meeting will hold, shares of Global Common Stock which are subject to the Voting Agreement and that, in the aggregate, constitute at least 51% of the Combined Voting Power.

          (h) BROKERS OR FINDERS. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Global, except Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney (collectively, the "GLOBAL FINANCIAL ADVISORS") and Chase Securities Inc., whose fees and expenses will be paid by Global in accordance with Global's agreement with such firms based upon arrangements made by or on behalf of Global and previously disclosed to Frontier.

          (i) OPINIONS OF FINANCIAL ADVISORS. Global has received the opinions of the Global Financial Advisors, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to Global, a copy of which opinions have been made available to Frontier.

          (j) LITIGATION. Except as disclosed in the Global SEC Reports and except for claims, actions, suits, proceedings or investigations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Global, there are no claims, actions, suits, proceedings or investigations pending or, to Global's knowledge, threatened against Global or any of its Subsidiaries, or any properties or rights of Global or any of its Subsidiaries, before any Governmental Entity.

          (k) NO VIOLATION OF LAW.  The business of Global and its

Subsidiaries is not being conducted in violation of any statute, law, ordinance, regulation, judgment, order or decree of any Governmental Entity (including any stock exchange or other self-regulatory body), or in violation of any permits, franchises, licenses, authorizations or consents that are granted by any Governmental Entity (including any stock exchange or other self-regulatory body), except for possible violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Global. Except as disclosed in the Global SEC Reports and except as would not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect on Global, no investigation or review by any Governmental Entity (including any stock exchange or other self-regulatory body) with respect to Global or its Subsidiaries in relation to any alleged violation of law or regulation is pending or, to Global's knowledge, threatened, nor has any Governmental Entity (including any stock exchange or other self-regulatory body) indicated in writing an intention to conduct the same. Neither Global nor any of its Subsidiaries is subject to any cease and desist or other order, judgment, injunction or decree issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of, any Governmental Entity that materially restricts the conduct of its business other than those which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Global, nor has Global or any of its Subsidiaries been advised in writing that any Governmental Entity is considering issuing or requesting any of the foregoing.

          (l) TAXES. All material Federal, state, local, and foreign tax returns required to be filed by Global and its Subsidiaries have been filed. All material taxes shown on such returns as being due or claimed to be due from Global and its Subsidiaries in a written assessment have been paid other than those (i) currently payable without penalty or interest or (ii) being contested in good faith and by appropriate proceedings timely instituted and diligently pursued and for which adequate reserves have been established on the books and records of Global and its Subsidiaries, as the case may be, in accordance with generally accepted accounting principles.

          (m) GLOBAL BENEFIT PLANS. Each deferred compensation and each incentive compensation, equity compensation plan, "welfare" plan, fund or program (within the meaning of Section 3(1) of the ERISA); "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, consulting, continuation, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is spon sored, maintained or contributed to or required to be contributed to by Global or by any trade or business, whether or not incorporated (an "ERISA AFFILIATE"), that together with Global would be deemed a "single employer" within the meaning of section 4001(b) of ERISA, or to which Global or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of Global or any Subsidiary (the "GLOBAL BENEFIT PLANS") is in compliance with all applicable provisions of ERISA and the Code, and neither Global nor any ERISA Affiliates have any liabilities or obligations with respect to any such Global Benefit Plans, whether or not accrued, contingent or otherwise, except (x) as described in any of the Global SEC Reports or (y) for instances of noncompliance or liabilities or obligations that would not, individually or in the aggregate, have a Material Adverse Effect on Global. Except with respect to awards granted under the Global Benefit Plans that are in effect on the date hereof, no employee of Global will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Global Benefit Plan as a result of the transactions contemplated by this Agreement, either alone or in combination with another event.

          3.3 REPRESENTATIONS AND WARRANTIES OF GLOBAL AND MERGER SUB. Global and Merger Sub represent and warrant to Frontier as follows:

          (a) ORGANIZATION AND CORPORATE POWER. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of New York. Merger Sub is a direct wholly-owned subsidiary of Global.

          (b) CORPORATE AUTHORIZATION. Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consum mate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally, by general equity principles (regardless or whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

          (c) NON-CONTRAVENTION. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not contravene or conflict with the certificate of incorporation or by-laws of Merger Sub.

          (d) NO BUSINESS ACTIVITIES. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.


                                  ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

          4.1 COVENANTS OF FRONTIER. During the period from the date of this Agreement and continuing until the Effective Time, Frontier agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or as otherwise indicated on the Frontier Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that Global shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

          (a)  ORDINARY COURSE.

               (i) Frontier and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present lines of business, maintain their rights, franchises and licenses and other authorizations issued by Governmental Entities, and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time; PROVIDED, HOWEVER, that no action by Frontier or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 4.1 shall be deemed a breach of this Section 4.1(a)(i) unless such action would constitute a breach of one or more of such other provisions.

               (ii) Frontier shall not, and shall not permit any of its Subsidiaries to, (A) enter into any new material line of business or (B) incur or commit to any capital expenditures other than capital expenditures incurred or committed to in the ordinary course of business consistent with past practice and which, together with all such expenditures incurred or committed for fiscal year 1999, are not in excess of $900 million or, if the Closing Date has not occurred prior to December 31, 1999, such additional amounts for any subsequent period as may be consented to by Global, such consent not to be unreasonably withheld or delayed, or, if Global shall not have so consented, an amount not greater than an amount equal to a pro rata portion of Frontier's 1999 capital expenditure budget included in Section 4.1(a) of the Frontier Disclosure Schedule.

          (b) DIVIDENDS; CHANGES IN SHARE CAPITAL. Frontier shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (x) dividends by wholly owned Subsidiaries of Frontier, (y) the regular dividends on Frontier Common Stock in the amount of $.05 per share of Frontier Common Stock per quarter, and (z) regular dividends on Frontier Preferred Stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of Frontier which remains a wholly owned Subsidiary after consumma tion of such transaction, or (iii) except for the purchase from time to time by Frontier of Frontier Common Stock (and the associated Rights) in the ordinary course of business consistent with past practice in connection with the Frontier Benefit Plans, or as contemplated in Section 5.9, repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

          (c) ISSUANCE OF SECURITIES. Frontier shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Frontier Common Stock (and the associated Rights) upon the exercise of stock options or warrants or in connection with other stock-based benefits plans outstanding on the date hereof in accordance with their present terms, (ii) issuances by a wholly owned Subsidiary of Frontier of capital stock to such Subsidiary's parent, (iii) issuances in accordance with the Rights Agreement or (iv) issuances of shares, options, rights or other awards in numbers not greater than those set forth in
Section 4.1(c) of the Frontier Disclosure Schedule.

          (d) GOVERNING DOCUMENTS. Except to the extent required to comply with their respective obligations hereunder, required by law or required by the rules and regulations of the NYSE, Frontier and its Subsidiaries shall not amend, in the case of Subsidiaries, in any material respect, or propose to so amend their respective certificates of incorporation, by-laws or other governing documents.

          (e) NO ACQUISITIONS. Except for (i) acquisitions that are part of, related to or in support of the communications or internet business and provide for less than $500 million of consideration (excluding assumption of debt) in the aggregate and (ii) acquisitions or investments that are made by Frontier Internet Ventures, Inc. that are not in excess of $30 million of consideration (excluding assumption of debt), Frontier shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than the acquisition of assets used in the operations of the business of Frontier and its Subsidiaries in the ordinary course); PROVIDED, HOWEVER, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing Subsidiaries of Frontier or (y) the creation of new Subsidiaries of Frontier organized to conduct or continue activities otherwise permitted by this Agreement.

          (f) NO DISPOSITIONS. Other than (i) internal reorganizations or consolidations involving existing Subsidiaries of Frontier, (ii) dispositions referred to in Frontier SEC Reports filed prior to the date of this Agreement,
(iii) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby or
(iv) in the ordinary course of business, Frontier shall not, and shall not permit any Subsidiary of Frontier to, sell, lease, encumber (other than in connection with secured debt) or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of Frontier) which are material, individually or in the aggregate, to Frontier.

          (g) INVESTMENTS; INDEBTEDNESS. Frontier shall not, and shall not permit any of its Subsidiaries to, (i) other than in connection with actions permitted by Section 4.1(e), make any loans, advances or capital contributions to, or investments in, any other Person, other than by Frontier or an affiliate of Frontier to or in Frontier or any affiliate of Frontier, (ii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than loans, advances, capital contributions, investments, payments, discharges or satisfactions incurred or committed to in the ordinary course of business consistent with past practice or
(iii) other than in connection with actions permitted by Section 4.1(e), create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement except pursuant to the credit facilities, indentures and other arrangements in existence on the date of this Agreement and in the ordinary course of business, and any other indebtedness existing on the date of this Agreement, in each case as such credit facilities, indentures, other arrangements and other existing indebtedness may be amended, extended, modified, refunded, renewed or refinanced after the date of this Agreement, but only if the aggregate principal amount thereof is not increased thereby, the term thereof is not extended thereby and the other terms and conditions thereof, taken as a whole, are not less advantageous to Frontier and its Subsidiaries than those in existence as of the date of this Agreement.

          (h) TAX-FREE QUALIFICATION. Frontier shall not, and shall not permit any of its Subsidiaries to, take any action that would prevent or impede the Merger from qualifying as a reorganization under Section 368 of the Code.

          (i) COMPENSATION.  Other than as contemplated by Section 5.6 or by
Section 4.1(i) of the Frontier Disclosure Schedule, Frontier shall not, and shall not permit any of its Subsidiaries to, increase the amount of compensation of any senior executive officer except in the ordinary course of business consistent with past practice or as required by an existing agreement, make any increase in or commitment to increase any employee benefits, issue any additional Frontier Stock Options, adopt or make any commitment to adopt any additional employee benefit plan or make any contribution, other than regularly scheduled contributions, to any Frontier Benefit Plan.

          (j) OTHER ACTIONS. Frontier shall not, and shall not permit any of its Subsidiaries to, take any action that would, or that would reasonably be expected to, result in, except as otherwise permitted by Section 5.5, any of the conditions to the Merger set forth in Article VI not being satisfied.

          (k) ACCOUNTING METHODS; INCOME TAX ELECTIONS. Except as disclosed in Frontier SEC Reports filed prior to the date of this Agreement, or as required by a Governmental Entity, Frontier shall not change its methods of accounting in effect at December 31, 1998, except as required by GAAP or changes in GAAP as concurred to by Frontier's independent auditors. Frontier shall not (i) change its fiscal year or (ii) make any material tax election, other than in the ordinary course of business consistent with past practice, without the prior approval of Global, which approval shall not be unreasonably withheld.

          (l) RIGHTS AGREEMENT. Frontier shall not amend, modify or waive any provision of the Rights Agreement, and shall not take any action to redeem the Rights or render the Rights inapplicable to any transaction, other than to permit another transaction that the Frontier Board has determined is a Superior Proposal (as defined in Section 8.11), to be consummated after termination of this Agreement.

          4.2 COVENANTS OF GLOBAL. During the period from the date of this Agreement and continuing until the Effective Time, Global agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or as otherwise indicated on the Global Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that Frontier shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

          (a)  ORDINARY COURSE.

               (i) Global and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time; PROVIDED, HOWEVER, that no action by Global or its Subsidiaries with respect to matters specifically addressed by any other provisions of this
Section 4.2 shall be deemed a breach of this Section 4.2(a)(i) unless such action would constitute a breach of one or more of such other provisions.

               (ii) Global shall not, and shall not permit any of its Subsidiaries to, enter into any new material line of business that is not part of, related to or in support of the communications business, other than incidentally as part of a larger acquisition within an existing line of business.

          (b) DIVIDENDS; CHANGES IN SHARE CAPITAL. Global shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (x) dividends by wholly owned Subsidiaries of Global or Global Holdings, or (y) dividends to joint venture parties or (ii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except for
(x) the purchase from time to time by Global of Global Common Stock in the ordinary course of business required by any Global Benefit Plan on a non-discretionary basis, or (y) regular purchases pursuant to a stock purchase plan approved by the Global Board of Directors.

          (c) ISSUANCE OF SECURITIES. Global shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Global Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares or Global Voting Debt, or enter into any agreement with respect to any of the foregoing other than (i) the issuance of Global Common Stock upon the exercise of stock options or warrants or in connection with other stock-based benefit plans, (ii) issuances by a wholly owned Subsidiary of Global of capital stock to such Subsidiary's parent or another wholly owned Subsidiary of Global, (iii) issuances of options, awards, and amendments to equity-related awards pursuant to Global benefit plans as in effect from time to time, (iv) issuances made to newly hired employees of Global or its Subsidiaries, (v) issuances in respect of any acquisitions, mergers, share exchanges, consolidations, business combinations or similar transactions by Global or its Subsidiaries permitted by Section 4.2(e), or (vi) any other issuance of any Global Common Stock; provided that, with respect to clauses (v) and (vi), any such issuances prior to the termination of the Voting Agreement would not cause the shares of Global Comon Stock that are subject to the Voting Agreement to constitute, in the aggregate, less than 51% of the Combined Voting Power.

          (d) GOVERNING DOCUMENTS. Except to the extent required to comply with their respective obligations hereunder, required by law or required by the rules and regulations of NASDAQ, Global and its material Subsidiaries shall not amend, in the case of Subsidiaries, in any material respect, or propose to so amend their respective certificates of incorporation, bye-laws or other governing documents, except for the Global Charter Amendment.

          (e) NO ACQUISITIONS. Global shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than the acquisition of assets used in the operations of the business of Global and its Subsidiaries in the ordinary course), except for acquisitions that are part of, related to or in support of the communications business, which acquisitions Global may enter into in its discretion, so long as (i) such acquisitions would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the Merger, (ii) the issuance of any Global Common Stock in such acquisitions prior to the termination of the Voting Agreement would not cause the shares of Global Common Stock that are subject to the Voting Agreement to constitute, in the aggregate, less than 51% of the Combined Voting Power, (iii) such acquisitions provide less than $2.5 billion of consideration

(excluding assumption of debt) per acquisition and consideration (excluding assumption of debt) no greater than $8.5 billion in the aggregate, and (iv) no more than $7.5 billion, in the aggregate, of the consideration provided for such acquisitions consists of Global Common Stock or other voting equity securities; PROVIDED, HOWEVER, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing Subsidiaries of Global or
(y) the creation of new Subsidiaries of Global organized to conduct or continue activities otherwise permitted by this Agreement.

          (f) NO DISPOSITIONS. Other than (i) internal reorganizations or consolidations involving existing Subsidiaries of Global, (ii) dispositions referred to in Global SEC Reports filed prior to the date of this Agreement,
(iii) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby or
(iv) in the ordinary course of business, Global shall not, and shall not permit any Subsidiary of Global to, sell, lease, encumber (other than in connection with secured debt) or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of Global) which are material, individually or in the aggregate, to Global.

          (g) INVESTMENTS. Other than in the ordinary course of business or as permitted by Section 4.2(e), or as otherwise set forth in the Global SEC Reports, Global shall not, and shall not permit any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any other Person, other than by Global or an affiliate of Global (including Global Holdings) to or in Global or any affiliate of Global.

          (h) TAX-FREE QUALIFICATION. Each of Global and Merger Sub shall not, and shall not permit any of their Subsidiaries to, take any action that would prevent or impede the Merger from qualifying as a reorganization under Section 368 of the Code.

          (i) OTHER ACTIONS. Global shall not, and shall not permit any of its Subsidiaries to, take any action that would, or that would reasonably be expected to, result in any of the conditions to the Merger set forth in Article VI not being satisfied.

          (j) ACCOUNTING METHODS; INCOME TAX ELECTIONS. Except as disclosed in the Global SEC Reports filed prior to the date of this Agree ment, or as required by a Governmental Entity, Global shall not change its methods of accounting in effect at December 31, 1998, except as required by GAAP or changes in GAAP as concurred to by Global's independent auditors. Global shall not (i) change its fiscal year or (ii) make any material tax election, other than in the ordinary course of business consistent with past practice, without the prior approval of Frontier, which approval shall not be unreasonably withheld.

          (k) CERTAIN TRANSACTIONS. Global agrees that prior to the Closing Date it shall not, without the prior written consent of Frontier (which consent shall not to be unreasonably withheld or delayed), agree to enter into any merger, reorganization, share exchange, business combination or similar transaction pursuant to which the shareholders of Global will receive any consideration (whether payable in cash, securities, property or other consideration) in exchange for their shares of Global Common Stock unless (i) such transaction is not to be consummated until after the Effective Time or the termination of this Agreement pursuant to Section 7.1, (ii) the consideration per share of Global Common Stock payable in connection therewith has a value, as reasonably determined by, Global of not less than $34.5625 and (iii) either (A) if the Merger is to be effected as described herein, such transac tion will not result in the Merger failing to qualify as a reorganization under Section 368(a) of the Code or failing to satisfy the requirements of Section 367 of the Code or
(B) if the Alternative Merger is to be effected pursuant to Section 1.10, such transaction will not result in the Alternative Merger failing to qualify as a reorganiza tion under Section 368(a) of the Code, unless the Alternative Merger otherwise qualifies for non-recognition treatment under Section 351 of the Code.

Notwithstanding anything set forth in this Agreement to the contrary, and in addition to the restrictions set forth above, during the period during which the Average Price is to be determined for purposes of calculating the Exchange Ratio, Global shall not (and shall not announce an intention to) (1) acquire any Global Common Stock in the open market, (2) sell or issue any shares of Global Common Stock (other than pursuant to clause (i) of Section 4.2(c)), (3) redeem or purchase any shares of Global Common Stock, (4) take any other action prohibited under Regulation M promul gated under the Securities Act, (5) enter into any material acquisition or disposition transaction or (6) except as required by applicable law or by obligations pursuant to any listing agreement with or rules of NASDAQ, make any announcement which would reasonably be expected to have the effect of resulting in a change in the trading prices of the Global Common Stock.

          (l) REQUIRED GLOBAL VOTE. Notwithstanding anything in this Agreement to the contrary between the date of this Agreement and the termina tion of the Voting Agreement, in no event shall Global take any actions that, taken together with any transfers of shares by the Principal Shareholders under the Voting Agreement, cause the shares subject to the Voting Agreement to constitute less than the Required Global Vote.

          4.3 ADVICE OF CHANGES; GOVERNMENTAL FILINGS. Each party shall (a) confer on a regular and frequent basis with the other and (b) report (to the extent permitted by law or regulation or any applicable confidentiality agreement) on operational matters. Frontier and Global shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports, announcements and publications promptly after the same are filed. Subject to applicable laws relating to the exchange of information, each of Frontier and Global shall have the right to review in advance, and will consult with the other with respect to, all the information relating to the other party and each of their respective Subsidiaries, which appears in any filings, announcements or publications made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contem plated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party agrees that, to the extent practicable and as timely as practicable, it will consult with, and provide all appropriate and necessary assistance to, the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party informed of the status of matters relating to completion of the transactions contemplated hereby.

          4.4 TRANSITION PLANNING; CONTINUED OPERATIONS OF FRONTIER. Frontier and Global shall collectively appoint eight (8) officers, to be evenly divided between Frontier and Global, to serve from time to time as their respective representatives on a committee that will be responsible for coordinating transition planning and implementation relating to the Merger.

          4.5 SERVICES AGREEMENT. Frontier and Global will exercise reasonable good faith efforts as soon as practicable after execution of this Agreement to negotiate and finalize a Services Agreement pursuant to which each party shall provide certain services to the other consistent with the terms included in the Term Sheet attached as Exhibit 4.5 hereto.

          4.6 CONTROL OF OTHER PARTY'S BUSINESS. Nothing contained in this Agreement shall give Frontier, directly or indirectly, the right to control or direct Global's operations prior to the Effective Time. Nothing contained in this Agreement shall give Global, directly or indirectly, the right to control or direct Frontier's operations prior to the Effective Time. Prior to the Effective Time, each of Frontier and Global shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.


                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

          5.1  PREPARATION OF PROXY STATEMENT; SHAREHOLDERS MEETINGS.

          (a) As promptly as practicable following the date hereof, Global shall, in cooperation with Frontier, prepare and file with the SEC preliminary proxy materials which shall constitute the Joint Proxy Statement/Prospectus (such proxy statement/prospectus, and any amendments or supplements thereto, the "JOINT PROXY STATEMENT/PROSPECTUS") and a registration statement on Form S-4 with respect to the issuance of Global Common Stock in the Merger (the "FORM S-4"). The Joint Proxy Statement/Prospectus will be included in the Form S-4 as Global's prospectus. The Form S-4 and the Joint Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of Global and Frontier shall use all reasonable efforts to have the Form S-4 cleared by the SEC as promptly as practicable after filing with the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger. Global shall, as promptly as practicable after receipt thereof, provide copies of any written comments received from the SEC with respect to the Joint Proxy Statement/Prospectus to Frontier and advise Frontier of any oral comments with respect to the Proxy State ment/Prospectus received from the SEC. Global agrees that none of the information supplied or to be supplied by Global for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Frontier Shareholders Meeting or the Global Shareholders Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Frontier agrees that none of the information supplied or to be supplied by Frontier for inclusion or incorporation by reference in the Joint Proxy State ment/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Frontier Shareholders Meeting or the Global Sharehold ers Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of the foregoing, it is understood and agreed that information concern ing or related to Global and the

Global Shareholders Meeting will be deemed to have been supplied by Global and information concerning or related to Frontier and the Frontier Shareholders Meeting shall be deemed to have been supplied by Frontier. Global will provide Frontier with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus prior to filing such with the SEC, and will provide Frontier with a copy of all such filings made with the SEC. No amendment or supplement to the information supplied by Frontier for inclusion in the Joint Proxy Statement/Prospectus shall be made without the approval of Frontier, which approval shall not be unreasonably withheld or delayed.

          (b) Subject to Sections 5.1(c), 5.5 and 7.1(f), Frontier shall, as promptly as practicable following the execution of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "FRONTIER SHAREHOLDERS MEETING") for the purpose of obtaining the Required Frontier Vote with respect to the transactions contemplated by this Agreement, shall take all lawful action to solicit the adoption of this Agreement by the Required Frontier Vote and the Board of Directors of Frontier shall recommend adoption of this Agreement by the Shareholders of Frontier. Without limiting the generality of the foregoing but subject to its rights pursuant to Sections 5.5 and 7.1(f), Frontier agrees that its obligations pursuant to the first sentence of this
Section 5.1(b) shall not be affected by the commencement, public proposal, public disclosure or communication to Frontier of any Acquisition Proposal.

          (c) Notwithstanding Section 5.1(b) hereof, it is the intention of the parties that the Frontier Shareholders Meeting be scheduled to the extent reasonably practicable such that it shall occur reasonably proximate to the Effective Time: provided that to the extent not prohibited by law, Frontier shall duly call, give notice of, convene and hold the Frontier Shareholders Meeting within 120 days following the occurrence of a Trigger Event (as defined in Section 8.11); provided, however, that if a Trigger Event has occurred and the Applicable Closing Conditions (as defined in Section 8.11) have been satisfied, then Frontier shall, as promptly as practicable, duly call, give notice of, convene and hold the Frontier Shareholders Meeting.

          (d) Global shall, as promptly as practicable following the execu tion of this Agreement, duly call, give notice of, convene and hold a meeting of its Shareholders (the "GLOBAL SHAREHOLDERS MEETING") for the purpose of obtaining the Required Global Vote, shall take all lawful action to solicit the ap proval of the Share Issuance and the Global Charter Amendment by the Required Global Vote and the Board of Directors of Global shall recommend approval of the transactions contemplated by this Agreement by the shareholders of Global. Not withstanding the foregoing, Global shall not be obligated to duly call, give notice of, convene and hold the Global Shareholders Meeting until such time as Frontier is obligated to do the same with respect to the Frontier Shareholders Meeting.

          (e) Global may elect to duly call, give notice of, convene and hold the Global Shareholders Meeting prior to the Frontier Shareholders Meeting (an "EARLY GLOBAL MEETING") for the purposes of approving the Alternative Merger (in addition to the Share Issuance and the Global Charter Amendment), notwithstanding that no Alternative Merger Notice has been delivered to Global. If Global elects to hold an Early Global Meeting, then Frontier shall (i) cooperate in the formation of New Global and (ii) assist Global in the preparation of an appropriate registration statement for the issuance of New Global Common Stock that will accompany the proxy statement/prospectus for the Early Global Meeting; provided that Global shall pay the SEC filing fee with respect thereto. In the event that the Early Global Meeting is held and the actions presented to Global Shareholders are approved at such meeting, then subsequently Global shall not call, give notice of, convene or hold any meeting of Global Shareholders at which action would be taken which would reasonably be expected to cause the conditions set forth in Section 6.3 to fail to become satisfied.

          5.2 GLOBAL BOARD OF DIRECTORS; OFFICERS; HEAD QUARTERS OF FRONTIER SUB. At or prior to the Effective Time, the Board of Directors of Global will take all action necessary to (i) elect four (4) individuals to be designated by Frontier as members of the Board of Directors of Global to serve in the classes set forth in Exhibit 5.2 hereto, (ii) elect Joseph P. Clayton as Vice Chairman of Global and (iii) elect Rolla P. Huff as President and Chief Operating Officer of North American Operations of Global. The headquarters of Frontier Sub shall remain in Rochester, New York.

          5.3 ACCESS TO INFORMATION. Upon reasonable notice, each party shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than documents which such party is not permitted to disclose under applicable law), and (b) consistent with its legal obligations, all other information concerning its business, properties and personnel as such other party may reasonably request; PROVIDED, HOWEVER, that either party may restrict the foregoing access to the extent that (i) a Governmental Entity requires such party or any of its Subsidiaries to restrict access to any properties or information reasonably related to any such contract on the basis of applicable laws and regulations with respect to national security matters, (ii) any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict access to any properties or information or (iii) such party or its Subsidiaries is bound by a confidentiality agreement that requires such party or its Subsidiaries to restrict such access. The parties will hold any such information which is non-public in confidence to the extent required by, and in accordance with, the provisions of the letter dated November 30, 1998 between Frontier and Global (the "CONFIDENTIALITY AGREEMENT"). Any investigation by Global or Frontier shall not affect the representations and warranties of Frontier or Global, as the case may be.

          5.4  REASONABLE BEST EFFORTS.

          (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger (or the Alternative Merger, as the case may be) and the other transactions contemplated by this Agreement as soon as practicable after the date hereof. In furtherance and not in limitation of the forego ing, each party hereto agrees (i) to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable and (ii) to file all necessary applications for Required Consents at the FCC, PUCs and local franchising authorities with respect to the transactions contemplated hereby as promptly as practical after the date hereof. Nothing in this Section 5.4(a) shall require any of Global and its Subsidiaries to sell or otherwise dispose of, or permit the sale or other disposition of, any assets of Global, Frontier or their respective Subsidiaries, whether as a condition to obtaining any approval from a Governmental Entity or any other Person or for any other reason, if Global reason ably determines that such sale or other disposition would reasonably be expected to have a Material Adverse Effect on Global and its Subsidiaries (including the Surviv ing Corporation and its Subsidiaries), taken together, after giving effect to the Merger.

          (b) Each of Global and Frontier shall, in connection with the efforts referenced in Section 5.4(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Merger Agreement under the HSR Act or any other Regulatory Law (as defined below), use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the FCC, PUCs, the Antitrust Division of the Department of Justice (the "DOJ") or any other Govern mental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and
(iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FCC, PUCs, the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FCC, PUCs, the DOJ or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "REGULATORY LAW" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the Communications Act, Bermuda law (including the filing of the requisite Memorandum of Increase with the Registrar of Companies in Bermuda and the approval of the Share Issuance (and the subsequent free transferability of the corresponding shares between nonresident persons for exchange control purposes) by the Bermuda Monetary Authority), and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, whether in the communications industry or otherwise through merger or acquisition.

          (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 5.4(a) and 5.4(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threat ened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of Global and Frontier shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or over turned any decree, judgment, injunction or other order, whether temporary, prelimi nary or permanent, that is in effect and that prohibits, prevents or restricts consum mation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.4 shall limit a party's right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has up to then complied in all respects with its obligations under this Section 5.4.

          (d) If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of Global and Frontier shall use its reasonable best efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by this Agreement.

          5.5 ACQUISITION PROPOSALS. Frontier agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase or sale of all or any significant portion of the assets or more than 20% of the common stock of, it or any of its Subsidiaries (any such proposal or offer (other than a proposal or offer made by Global or an affiliate thereof) being hereinafter referred to as an "ACQUISITION PROPOSAL"). Frontier further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal. Notwithstanding the foregoing, Frontier or its Board of Directors shall be permitted to (A) to the extent applicable, comply with Rule 14d-9 and Rule 14e-2(a) promul gated under the Exchange Act with regard to an Acquisition Proposal, (B) in response to an unsolicited bona fide written Acquisition Proposal by any Person, recommend approval of such an unsolicited bona fide written Acquisition Proposal to the shareholders of Frontier or withdraw or modify in any adverse manner the Frontier Board Approval, or (C) engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that, in any such case as is referred to in clause (B) or (C), (i) the Frontier

Shareholders Meeting shall not have occurred, (ii) the Board of Directors of Frontier concludes in good faith that such Acquisition Proposal (x) in the case of clause (B) above would, if consummated, constitute a Superior Proposal (as defined in Section 8.11) or (y) in the case of clause (C) above could reasonably be expected to constitute a Superior Proposal, (iii) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, the Board of Directors of Frontier receives from such Person an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (except as to the standstill provisions, provided that if under the aforementioned circumstances Frontier enters into any such confidentiality agreement without standstill provisions substantially similar to those contained in the Confidentiality Agreement, then Global shall to the extent of the difference be relieved of compliance with the Confidentiality Agreement's standstill provisions), and (iv) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, the Board of Directors of Frontier notifies Global promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers. Frontier agrees that it will keep Global informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. Frontier agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Frontier agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 5.5 of the obligations undertaken in this
Section 5.5. Nothing in this Section 5.5 shall (x) permit Frontier to terminate this Agreement (except as specifi cally provided in Article VII hereof) or (y) affect any other obligation of Frontier under this Agreement.

          5.6 ASSUMPTION OF FRONTIER STOCK OPTIONS AND WARRANTS; OTHER STOCK PLANS; EMPLOYEE BENEFITS MATTERS.

          (a) OPTIONS AND WARRANTS; OTHER STOCK PLANS. Global shall assume the Frontier Stock Options and Warrants on the terms set forth in Exhibit 5.6 hereto. Frontier and Global agree that Frontier's other stock plans and treatment of Frontier's officers and employees shall be as set forth in Exhibit
5.6 hereto. Frontier and Global shall take all such steps as may be required to cause the transactions contemplated by this Section 5.6 and any other dispositions of Frontier equity securities (including derivative securities) or acquisitions of Global equity securities (including derivative securities) in connection with this Agreement by each individual who (a) is a director or officer of Frontier or (b) at the Effective Time, will become a director or officer of Global, to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, including, without limitation, steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.


          (b)  EMPLOYEE BENEFITS.

               (i) OBLIGATIONS OF GLOBAL; COMPARABILITY OF BENEFITS. Each Frontier Benefit Plan as to which Frontier or any of its Subsidiaries has any obligation with respect to any current or former employee (the "FRONTIER EMPLOYEES") shall, as of the Effective Time, be the obligations of Global and the Surviving Corporation. At the Effective Time and for at least two years thereafter, Global shall, or shall cause the Surviving Corporation to, provide benefits, in the aggregate, that are no less favorable than the benefits provided, in the aggregate, under such Frontier Benefit Plans to the Frontier Employees immediately prior to the Effective Time. Notwithstanding the foregoing, nothing herein shall require (A) the continuation of any particular Frontier Plan or prevent the amend ment or termination thereof (subject to the maintenance, in the aggregate, of the benefits as provided in the preceding sentence) or (B) require Global or the Surviving Corporation to continue or maintain any stock purchase or other equity plan related to the equity of Frontier or the Surviving Corporation; provided, however, that the Surviving
                                       --------  -------
Company shall maintain, for a period of two (2) years following the Effective Time, substantially in the form in effect at the Effective Time (except for amendments required by applicable law), the Employee Telecommunications Benefit program, the Educational Assistance Fund, the Educational Assistance Program, the Executive Perquisite program and the Change in Control Severance Plan for Salary Band Levels 25 and Above. In the event of any sale, transfer or other disposition of any of the businesses or operations of Frontier or the Surviving Corporation (whether by merger, sale of stock or assets or otherwise) prior to the second anniversary of the Effective Time, Global shall cause any such purchaser to assume and perform all obligations of Global under this Section 5.6(b) for not less than the balance of the period ending on the second anniversary of the Effective Time.

               (ii) PRE-EXISTING LIMITATIONS; DEDUCTIBLE; SERVICE CREDIT. With respect to any Global Benefit Plans in which the Frontier Employees participate effective as of the Closing Date or thereafter, Global shall, or shall cause the Surviving Corporation to: (A) not impose any limitations more onerous than those currently in effect as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Frontier Employees under any welfare Global Benefit Plan in which such employees may be eligible to participate after the Effective Time, (B) provide each

Frontier Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare Global Benefit Plan in which such employees may be eligible to participate after the Effective Time, and (C) recognize all service of the Frontier Employees with Frontier for all purposes (including, without limitation, purposes of eligibility to participate, vesting credit, entitlement for benefits, and benefit accrual) in any Global Benefit Plan in which such employees may be eligible to participate after the Effective Time, to the same extent taken into account under a comparable Frontier Plan immediately prior to the Closing Date.

               (iii) CHANGE IN/OF CONTROL. Frontier and Global agree that, for purposes of the Frontier Benefit Plans, the consummation of the transactions contemplated by this Agreement shall constitute a Change in Control or Change of Control, as applicable under such Frontier Benefit Plans.

               (iv) RETENTION BONUS PROGRAMS. The transition committee appointed pursuant to Section 4.4 shall jointly administer how the retention bonus programs of $35 million in the aggregate to employees of Frontier at the level of VP-2 and below will be administered.

          5.7 FEES AND EXPENSES. Whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except
(a) if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer taxes imposed on Frontier or its Subsidiaries and any real property transfer tax imposed on any holder of shares of capital stock of Frontier resulting from the Merger, (b) Expenses incurred in connec tion with the filing, printing and mailing of the Joint Proxy Statement/Prospectus, which shall be shared equally by Global and Frontier and
(c) as provided in Section 7.2. As used in this Agreement, "EXPENSES" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, invest ment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus and the solicitation of shareholder approvals and all other matters related to the transactions contemplated hereby.

          5.8 DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE. The Surviving Corporation shall cause to be maintained in effect in its certificate of incorporation and by-laws (i) for a period of six years after the Effective Time, the current provisions regarding elimination of liability of directors and indemnification of officers, directors and employees contained in the certificate of incorporation and by-laws of Frontier and (ii) for a period of six years, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Frontier (PROVIDED that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; PROVIDED, HOWEVER, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by Frontier for such insurance; and, PROVIDED, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained by Frontier prior to the Closing for purposes of this Section 5.8, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement and for a premium not in excess of the aggregate of the premiums set forth in the preceding sentence. If such prepaid policies have been obtained by Frontier prior to the Closing, Global shall and shall cause the Surviving Corporation to maintain such policies in full force and effect, and continue to honor Frontier's obligations thereunder.

          5.9 REDEMPTION OF FRONTIER PREFERRED STOCK. At or prior to the mailing of the Joint Proxy Statement/Prospectus by Frontier in accordance with
Section 5.1, Frontier shall mail a notice of redemption of the Frontier Preferred Stock to all holders of the Frontier Preferred Stock and shall set aside all funds necessary for such redemption prior to the Frontier Shareholders Meeting and shall take all other actions as are necessary to redeem all the Frontier Preferred Stock then outstanding, using its own cash, and in compliance with the applicable provisions as set forth in its restated certificate of incorporation.

          5.10 PUBLIC ANNOUNCEMENTS. Frontier and Global shall use all reasonable efforts to develop a joint communications plan and each party shall use all reasonable efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange or NASDAQ, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

          5.11 ACCOUNTANTS' LETTERS. Upon reasonable notice from the other, Frontier and Global shall use their respective reasonable best efforts to cause PricewaterhouseCoopers LLP and Arthur Andersen & Co., respectively, to deliver to Frontier or Global, as the case may be, a letter, dated within two business days of the Effective Time of the Form S-4 covering such matters as are requested by Global or Frontier, as the case may be, and as are customarily addressed in accoun tant's "comfort" letters. In connection with Frontier's efforts to obtain such letter, if requested by PricewaterhouseCoopers LLP, Global shall provide a representation letter to PricewaterhouseCoopers LLP complying with the statement on Auditing Standards No. 72 ("SAS 72"), if then required. In connection with Global's efforts to obtain such letter, if requested by Arthur Andersen & Co., Frontier shall provide a representation letter to Arthur Andersen & Co. complying with SAS 72, if then required.

          5.12 LISTING OF SHARES OF GLOBAL COMMON STOCK. Global shall use its best efforts to cause the shares of Global Common Stock to be issued in the Merger and the shares of Global Common Stock to be reserved for issuance upon exercise of the Frontier Stock Options to be approved for quotation, upon official notice of issuance, on NASDAQ.

          5.13 VOTING TRUST. If at any time prior to the Frontier Share holders Meeting, a third party shall make an unsolicited tender or exchange offer to acquire control of Frontier, which offer is not recommended by Frontier's Board of Directors, then Global and Frontier will use their reasonable best efforts to consum mate the transactions contemplated hereby by implementing a "voting trust" or similar structure permitting consummation of the transactions contemplated hereby prior to the receipt of final FCC and PUC approvals.


                                  ARTICLE VI

                             CONDITIONS PRECEDENT

          6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The obligations of Frontier, Global and Merger Sub to effect the Merger are subject to the satisfaction or waiver of, on or prior to the Closing Date, of the following conditions:

          (a) SHAREHOLDER APPROVAL. (i) Frontier shall have obtained the Required Frontier Vote in connection with the adoption of this Agree ment by the shareholders of Frontier and (ii) (x) if the Merger is to be effected, Global shall have obtained the Required Global Vote in connection with the approval of the Share Issuance and the Global Charter Amendment by the shareholders of Global, or (y) if the Alternative Merger is to be effected, Global shall have obtained the required Global Vote in connection with the Alternative Merger.

          (b) NO INJUNCTIONS OR RESTRAINTS, ILLEGALITY. No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Govern mental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; PROVIDED, HOWEVER, that the provisions of this Section 6.1(b) shall not be available to any party whose failure to fulfill its obligations pursuant to
Section 5.4 shall have been the cause of, or shall have resulted in, such order or injunction.

          (c) FCC AND PUBLIC UTILITY COMMISSION APPROV ALS. All approvals for the Merger from the FCC and PUCs shall have been obtained (i) other than those the failure of which to be obtained would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Global and its Subsidiaries (including following the Merger the Surviving Corporation and its Subsidiaries), taken together, and (ii) without the imposition of conditions that would individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Global and its Subsidiaries (including following the Merger, the Surviving Corporation and its Subsidiaries), taken together.

          (d) HSR ACT. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

          (e) NASDAQ LISTING. The shares of Global Common Stock to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved upon official notice of issuance for quotation on NASDAQ.

          (f) EFFECTIVENESS OF THE FORM S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (g) BERMUDA APPROVAL. The Share Issuance (and the subsequent free transferability of the corresponding shares between nonresident persons for exchange control purposes) shall have been approved by the Bermuda

Monetary Authority.

          6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF GLOBAL AND MERGER SUB. The obligations of Global and Merger Sub to effect the Merger are subject to the satisfaction of, on or waiver by Global, on or prior to the Closing Date, of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. (i) Each of the representations and warranties of Frontier set forth in this Agreement that is qualified as to Material Adverse Effect shall have been true and correct on the date of this Agreement and (except to the extent such representations and warranties speak as of a specified date) shall also be true and correct on and as of the Closing Date, and (ii) each of the representations and warranties of Frontier that is not so qualified shall have been true and correct in all material respects on the date of this Agreement and (except to the extent such representations and warranties speak as of a specified date) shall also be true and correct in all material respects on and as of the Closing Date provided that clause (ii) of
                                                --------
this paragraph (a) shall be deemed satisfied so long as all failures of such representations and warranties referred to therein to be so true and correct, taken together, would not reasonably be expected to have a Material Adverse Effect on Frontier; and Global shall have received a certificate of the chief executive officer and the chief financial officer of Frontier to the effect of the foregoing.

          (b) PERFORMANCE OF OBLIGATIONS OF FRONTIER. Frontier shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified as to materiality, and Global shall have received a certificate of the chief executive officer and the chief financial officer of Frontier to such effect.

          (c) TAX OPINION. Global shall have received from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Global and Merger Sub, on the Closing Date, a written opinion dated as of such date substantially in the form of (i)
Section 6.2(c)(i) of the Global Disclosure Schedule with respect to the Merger or (ii) Section 6.2(c)(ii) of the Global Disclosure Schedule with respect to the Alternative Merger, as the case may be. In rendering such opinion, counsel to Global shall be entitled to rely upon representations of officers of Global and Frontier satisfactory to it and substantially in the form of Section 6.2(c)(1) of the Global Disclosure Schedule or Section 6.2(c)(2) of the Frontier Disclosure Schedule, respectively

(allowing for such amendments to the representations as counsel to Global deems necessary or appropriate).

          (d) REDEMPTION OF FRONTIER PREFERRED STOCK. Frontier shall have redeemed all of the Frontier Preferred Stock.

          6.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF FRONTIER. The obligations of Frontier to effect the Merger are subject to the satisfaction of, or waiver by Frontier, on or prior to the Closing Date of the following additional conditions:

          (a) REPRESENTATIONS AND WARRANTIES. (i) Each of the representations and warranties of Global and Merger Sub set forth in this Agree ment that is qualified as to Material Adverse Effect shall have been true and correct on the date of this Agreement and (except to the extent such representations and warranties speak as of a specified date) shall also be true and correct on and as of the Closing Date, and (ii) each of the representations and warranties of each of Global and Merger Sub that is not so qualified shall have been true and correct in all material respects on the date of this Agreement and (except to the extent such representations and warranties speak as of a specified date) shall also be true and correct in all material respects on and as of the Closing Date provided that clause (ii) of this paragraph (a) shall be deemed satisfied
     --------
so long as all failures of such repre sentations and warranties referred to therein to be so true and correct, taken together, would not reasonably be expected to have a Material Adverse Effect on Global; and Frontier shall have received a certificate of the chief executive officer and the chief financial officer of Global to the effect of the foregoing.

          (b) PERFORMANCE OF OBLIGATIONS OF GLOBAL. Global shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are quali fied as to materiality and shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agree ment at or prior to the Closing Date that are not so qualified as to materiality, and Frontier shall have received a certificate of the chief executive officer and the chief financial officer of Global to such effect.

          (c) TAX OPINION. Frontier shall have received from Simpson Thacher & Bartlett, counsel to Frontier, on the Closing Date, a written opinion dated as of such date substantially in the form of (i) Section 6.3(c)(i) of the Frontier Disclosure Schedule with respect to the Merger or (ii) Section 6.3(c)(ii) of the Frontier Disclosure Schedule with respect to the Alternative Merger, as the case may be. In rendering such opinion, counsel to Frontier shall be entitled to rely upon representations of officers of Global and Frontier satisfactory to it and substantially in the form of Section 6.2(c)(1) of the Global Disclosure Schedule or 6.2(c)(2) of the

Frontier Disclosure Schedule, respectively
(allowing for such amendments to the representations as counsel to Frontier deems necessary or appropriate).


                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

          7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Frontier or Global:

          (a) By mutual written consent of Global and Frontier, by action of their respective Boards of Directors;

          (b) By either Frontier or Global if the Effective Time shall not have occurred on or before the first anniversary date of this Agreement (the "TERMINATION DATE"); PROVIDED, HOWEVER, in the event that a Trigger Event had occurred and is no longer in effect, the Termination Date shall be the later of
(i) the first anniversary date of this Agreement, or (ii) 180 days after the date on which the Trigger Event is no longer in effect, PROVIDED FURTHER, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including without limitation Section 5.4) has to any extent been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

          (c) By either Frontier or Global if any Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action (which the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 5.4) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to obtain, in accordance with Section 5.4), in each case of (i) and (ii) which is necessary to fulfill the conditions set forth in subsections 6.1(c) and (d), as applicable, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and nonappealable; PROVIDED,

HOWEVER, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with Section 5.4 has to any extent been the cause of such action or inaction;

          (d) By either Frontier or Global if (i) the approval by the share holders of Frontier required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required Frontier Vote or
(ii) the approval by the shareholders of Global required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required Global Vote, in each case upon the taking of such vote at a duly held meeting of sharehold ers of Frontier or Global, as the case may be, or at any adjournment thereof;

          (e) By Global if the Board of Directors of Frontier, prior to the Frontier Shareholders Meeting (i) shall withdraw or modify in any adverse manner the Frontier Board Approval, (ii) shall approve or recommend a Superior Proposal pursuant to Section 5.5 or (iii) shall resolve to take any of the actions specified in clauses (i) or (ii) above;

          (f) By Frontier at any time prior to the Frontier Shareholders Meeting, upon three Business Days' prior notice to Global, if the Board of Directors of Frontier shall approve a Superior Proposal; PROVIDED, HOWEVER, that
(i) Frontier shall have complied with Section 5.5, (ii) the Board of Directors of Frontier shall have concluded in good faith, after giving effect to all concessions which may be offered by Global pursuant to clause (iii) below, on the basis of the advice of its financial advisors and outside counsel, that such proposal is a Superior Proposal and (iii) prior to any such termination, Frontier shall, and shall cause its financial and legal advisors to, negotiate with Global to make such adjustments in the terms and conditions of this Agreement as would enable Global to proceed with the transac tions contemplated hereby; PROVIDED, HOWEVER, that it shall be a condition to termination by Frontier pursuant to this Section 7.l(f) that Frontier shall have made the payment of the Termination Fee to Global required by Section 7.2(b);

          (g) By Frontier, if its Board of Directors so determines by a vote of the majority of the members of its entire Board, at any time during the three-Business Day period commencing on the Determination Date (the "FRON TIER EVALUATION PERIOD"), if the Average Price is less than $34.5625, SUBJECT, HOWEVER, to the following: (A) if Frontier elects to exercise its termination right pursuant to this Section 7.1(g), it shall give Global written notice of its intention to terminate (the "TERMINATION NOTICE"), which termination shall be effective at the close of business on the third Business Day following the delivery of the

Termination Notice (which Termination Notice may be withdrawn by Frontier at any time prior to the effectiveness of such termination), (B) during the two-Business Day period commencing with the delivery of a Termination Notice (the "GLOBAL ELECTION PERIOD"), Global shall have the option of (x) adjusting the Exchange Ratio to equal the quotient determined by dividing $62.00 by the Average Price (rounded to the nearest 1/10,000) by delivering written notice to Frontier within such two-Business Day period of its intention to so adjust the Exchange Ratio, (y) paying Merger Consideration consisting of shares of Global Common Stock equal to the Exchange Ratio and cash (the "CASH TOP-UP") equal to the difference between $62.00 and the Exchange Ratio multiplied by the Average Price or (z) any combination of an adjustment in the Exchange Ratio and a Cash Top-Up provided that the sum of (i) the Cash Top-Up and (ii) the Exchange Ratio, as adjusted, multiplied by the Average Price, equals $62.00 and (C) if Global makes an election to adjust the Exchange Ratio pursuant to the preceding clause
(B)(x) (a "GLOBAL ADJUSTMENT ELECTION"), or to pay Merger Consideration that includes the Cash Top-Up (the "CASH TOP-UP ELECTION") pursuant to the preceding clause (B)(y), or a combination of an adjustment to the Exchange Ratio and a Cash Top-Up pursuant to Clause (B)(z) a ("COMBINATION ELECTION"), then this Agreement shall not terminate pursuant to this Section 7.1(g) and this Agreement shall remain in effect in accordance with its terms (except as the Ex change Ratio shall have been so modified or the Merger Consideration so modified), and any references in this Agreement to "Exchange Ratio" or "Merger Consideration," as applicable, shall thereafter be deemed to refer to the Exchange Ratio or Merger Consideration, as applicable, as adjusted pursuant to this Section 7.1(g). Unless the Alternative Merger is consummated pursuant to Section 1.10 hereof and such Alternative Merger qualifies for non-recognition treatment under
Section 351 of the Code, cash paid pursuant to the Cash Top-Up Election or the Combination Election in accordance with Sections (B)(y) or (B)(z) of the immediately preceding sentence, shall be less than the amount, taken together with all other cash to be paid in the Merger or the Alternative Merger, that would result in the Merger or the Alternative Merger failing to qualify as a reorganization under Section 368 of the Code and any reduction in the cash paid pursuant to a Cash Top-Up shall be compen sated by an adjustment in the Exchange Ratio.

          7.2  EFFECT OF TERMINATION.

          (a) In the event of termination of this Agreement by either Frontier or Global as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Global or Frontier or their respective officers or directors except with respect to Section 3.1(i),
Section 3.2(h), the second sentence of Section 5.3, Section 5.7, this Section
7.2 and Article VIII.

          (b) Global and Frontier agree that Frontier shall pay to Global the sum of $270 million (the "TERMINATION FEE") solely as follows: (i) if Frontier shall terminate this Agreement pursuant to Section 7.1(f), (ii) if (A) Frontier or Global shall terminate this Agreement pursuant to Section 7.1(d)(i) due to the failure of Frontier's shareholders to approve and adopt this Agreement, (B) at any time after the date of this Agreement and at or before the time of the event giving rise to such termination there shall exist an Acquisition Proposal and (C) within 12 months of the termination of this Agreement, Frontier enters into a definitive agreement with any third party with respect to an Acquisition Proposal or an Acquisition Proposal is consummated, (iii) if Global shall terminate this Agreement pursuant to Section 7.1(e), or (iv) if (A) Global shall terminate this Agreement pursuant to Section 7.1(b) or Frontier or Global shall terminate this Agreement pursuant to Section 7.1(c), (B) at any time after the date of this Agreement and at or before the time of the event giving rise to such termination there shall exist an Acquisition Proposal with respect to Frontier, (C) following the existence of such Acquisition Proposal and prior to any such termination, Frontier shall have intentionally breached (and not cured after notice thereof) any of its material covenants or agreements set forth in this Agreement in any material respect and (D) within 12 months of any such termination of this Agreement, Frontier shall enter into a definitive agreement with any third party with respect to an Acquisition Proposal or an Acquisition Proposal is consummated.

          (c) The Termination Fee required to be paid pursuant to Section 7.2(b) shall be made prior to, and shall be a pre-condition to the effectiveness of termination of this Agreement by Frontier pursuant to Section 7.1(f). Any other payment required to be made pursuant to Section 7.2(b) shall be made to Global not later than two Business Days after the entering into of a definitive agreement with respect to, or the consummation of, an Acquisition Proposal, as applicable, or a termination pursuant to Section 7.1(e). All payments under this Section 7.2 to Global shall be made by wire transfer of immediately available funds to an account designated by Global.

          7.3 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Frontier and Global, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          7.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agree ments or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.


                                 ARTICLE VIII

                              GENERAL PROVISIONS

          8.1  NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.
None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VIII. Nothing in this Section 8.1 shall relieve any party for any breach of any representation, warranty, covenant or other agreement in this Agreement occurring prior to termination.

          8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth
Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

          (a)  if to Global or Global Sub, to

               Global Crossing Ltd.
               45 Reid Street
               Wessex House
               Hamilton HM 12, Bermuda

               Fax:  (441) 296-8606
               Attention:  James C. Gorton

               with a copy to

               Skadden, Arps, Slate, Meagher & Flom LLP
               300 South Grand Avenue, Suite 3400
               Los Angeles, California  90071
               Fax: (213) 687-5600
               Attention:  Brian J. McCarthy

               and an additional copy to

               Skadden, Arps, Slate, Meagher & Flom LLP
               One Rodney Square
               P.O. Box 636
               Wilmington, Delaware  19899
               Fax:  (302) 651-3001
               Attention:  Richard L. Easton

          (b)  if to Frontier to

               Frontier Corporation
               180 South Clinton Avenue
               Rochester, New York  14646
               Fax:  (716) 546-7823
               Attention:  Martin T. McCue

               with a copy to

               Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, New York 10017-3954
               Fax: (212) 455-2502
               Attention: Robert E. Spatt

          8.3 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

          8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

          8.5  ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIA RIES.

          (a) This Agreement, the Stock Option Agreement and the agreements referred to in Sections 1.9, 4.5 and 5.3 constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement.

          (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than
Section 5.8 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

          8.6 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of New York.

          8.7 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

          8.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned Subsidiary of Global without the consent of Frontier, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective succes sors and assigns.

          8.9 SUBMISSION TO JURISDICTION; WAIVERS. Each of Global and Frontier irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Courts of the State of New York, and each of Global and Frontier hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonex clusive jurisdiction of the aforesaid courts. Each of Global and Frontier hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counter claim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 8.9, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is im proper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. This Agreement does not involve less than $250,000 and the parties intend that Section 5-1401 of the New York General Obligations Law shall apply to this Agreement.

          8.10 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

          8.11 DEFINITIONS.  As used in this Agreement:

          (a) "APPLICABLE CLOSING CONDITIONS" means the conditions to Closing set forth in Sections 6.1(b), 6.1(c) and 6.1(d) hereof.

          (b) "BOARD OF DIRECTORS" means the Board of Directors of any specified Person and any committees thereof.

          (c) "BUSINESS DAY" means any day on which banks are not required or authorized to close in the City of New York.

          (d) "COMBINED VOTING POWER" means the combined voting power of Global Common Stock on a fully diluted basis and for purposes of computing such "fully diluted basis", the following shall be excluded: (i) any options, warrants or other securities exchangeable or convertible into Global Com mon Stock (collectively, "Convertible Voting Securities"), which are not and cannot become exercisable prior to the earlier of (x) the Termination Date, or (y) the date of the Global Shareholders Meeting, and (ii) any Convertible Voting Securities that are held by a shareholder of Global who owns more than 200,000 shares of Global Common Stock that enters into an agreement with Global for the benefit of Frontier and which gives Frontier the right of specific performance thereunder, that is reasonably acceptable to Frontier, which provides that such shareholder shall not exercise any of its Convertible Voting Securities prior to the earlier of (x) the Termination Date or (y) the termination of the Voting Agreement.

          (e) "MATERIAL ADVERSE EFFECT" means, with respect to any entity, any adverse change, circumstance or effect that is or is reasonably likely to be materially adverse to the business, financial condition or results of operations of such entity and its Subsidiaries taken as a whole, other than any change, circum stance or effect relating to (i) the economy or securities markets in general or (ii) the industries in which Global or Frontier operate and not specifically relating to Global or Frontier.

          (f) "MATERIAL NETWORK CONTRACT" means any material contract relating to the construction, installation (including, but not limited to, any upgrade), operation, maintenance, provision of capacity for, sale or use of capacity on (including, but not limited to, the provision for web hosting services) Frontier's fiber optic network.

          (g) "PERSON" means an individual, corporation, company, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

          (h) "SUBSIDIARY" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

          (i) "SUPERIOR PROPOSAL" means a bona fide written Acquisition
Proposal which the Board of Directors of Frontier or Global, as applicable, concludes in good faith (after consultation with its financial advisors and legal counsel), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (i) would, if consummated, result in a transaction that is more favorable to Frontier's shareholders (in their capacities as shareholders) from a financial point of view, than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed (provided that for purposes of this definition the term Acquisition Proposal shall have the meaning assigned to such term in Section 5.5 except that the references to "20%" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "50%" and "Acquisition Proposal" shall only be deemed to refer to a transaction involving Frontier, or with respect to assets (including the shares of any Subsidiary of Frontier) of Frontier and its Subsidiaries, taken as a whole, and not any of its Subsidiaries alone).

          (j) "THE OTHER PARTY" means, with respect to Frontier, Global and means, with respect to Global, Frontier.

          (k) "TRIGGER EVENT" occurs when all of the following conditions are and remain satisfied: (i) Global has consummated an acquisition of a trade or business outside the United States consistent with its business plan and (ii) counsel to Global and Frontier confirm that, based upon the facts and circumstances of such acquisition, they each could render the respective opinions required by Sections 6.2(c)(i) and 6.3(c)(i) hereof.

          8.12 OTHER AGREEMENTS. The parties hereto acknowledge and agree that, except as otherwise expressly set forth in this Agreement, the rights and obligations of Frontier and Global under any other agreement between the parties shall not be affected by any provision of this Agreement.

          IN WITNESS WHEREOF, Global, Merger Sub and Frontier have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of March 16, 1999.


                              GLOBAL CROSSING LTD.


                              By: /s/ Thomas J. Casey
                                  -------------------
                              Name:  Thomas J. Casey
                              Title:  Vice Chairman


                              GCF ACQUISITION CORP.


                              By: /s/ Thomas J. Casey
                                  -------------------
                              Name:  Thomas J. Casey
                              Title:  Vice Chairman


                              FRONTIER CORPORATION

                              By: /s/ Joseph P. Clayton
                                  ---------------------
                              Name:  Joseph P. Clayton
                              Title:  Chief Executive Officer

                                                                       EXHIBIT A


                         FORM OF STOCK OPTION AGREEMENT



 [An executed copy of the Stock Option Agreement has been filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference]

                                                                     EXHIBIT 1.9


                            FORM OF VOTING AGREEMENT



    [An executed copy of the Voting Agreement has been filed as Exhibit 10.2 to this Form 8-K and is incorporated herein by reference]

                                                                  EXHIBIT 3.1(K)


                       Form of Frontier Affiliate Letter
                       ---------------------------------


Gentlemen:

          The undersigned, a holder of shares of Common Stock, par value $1.00 per share ("Frontier Common Stock"), of Frontier Corporation, a New York
            ----------------------
corporation ("Frontier"), will be entitled to receive in connection with the
              --------
merger (the "Merger") of GCF Acquisition Corp., a New York corporation, with and
             ------
into Frontier, securities (the "Global Securities") of Global Crossing Ltd., a
                                -----------------
company formed under the laws of Bermuda ("Global"), into which the shares of
                                           ------
Frontier Common Stock owned by the undersigned are converted at the effective time of the Merger. The undersigned acknowledges that the undersigned may be deemed an "affiliate" of Frontier within the meaning of Rule 145 ("Rule 145")
                                                                   --------
promulgated under the Securities Act of 1933 (together with the rules and regulations thereunder, the "Act"), although nothing contained herein should be
                             ---
construed as an admission of such fact.

          If in fact the undersigned were an affiliate under the Act, the undersigned's ability to sell, assign or transfer the Global Securities received by the undersigned in exchange for any shares of Frontier Common Stock pursuant to the Merger may be restricted unless such transaction is registered under the Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Act. The undersigned understands that Global will not be required to maintain the effectiveness of any registration statement under the Act for the purposes of resale of Global Securities by the undersigned.

          The undersigned hereby represents to and covenants with Global that the undersigned will not sell, assign or transfer any of the Global Securities received by the undersigned in exchange for any shares of Frontier Common Stock pursuant to the Merger except (i) pursuant to an effective registration statement under the Act, (ii) in conformity with the volume and other limitations of Rule 145 or (iii) in a transaction which, in the opinion of counsel reasonably satisfactory to Global or as described in a "no-action" or interpretive letter from the Staff of the Securities and Exchange Commission (the "SEC"), is not required to be registered under the Act.
      ---

          In the event of a sale or other disposition by the undersigned of Global Securities pursuant to Rule 145, the undersigned will supply Global with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto. The undersigned understands that Global may instruct its transfer agent to withhold the transfer of any Global Securities disposed of by the undersigned, but that upon receipt of such evidence of compliance the transfer agent shall effectuate the transfer of the Global Securities sold as indicated in the letter (issuing certificates without any restrictive legend to the transferee).

          The undersigned acknowledges and agrees that Global reserves the right to place the following legend on certificates representing Global Securities received by the undersigned in the Merger:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES AND MAY BE SOLD OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE REQUIREMENTS OF RULE 145 OR PURSUANT TO A REGISTRATION STATEMENT UNDER SAID ACT OR AN EXEMPTION FROM SUCH REGISTRATION."

     The undersigned also acknowledged and agrees that unless a sale or transfer of the Global Securities received by the undersigned in connection with the Merger is made in conformity with the provisions of Rule 145 or pursuant to a registration statement (in which case certificates issued to the transferee shall not contain any restrictive legend), Global reserves the right to place the following legend (or other appropriate legend) on the certificates issued to any transferee:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

It is understood and agreed that such legends will be substituted by delivery of certificates without such legends if (i) one year shall have elapsed from the date of the effective time of the Merger and the provisions of Rule 145(d)(2) under the Act are then available to the undersigned or (ii) Global shall have received an opinion in form and substance reasonably satisfactory to Global from independent counsel reasonably satisfactory to Global or a Ano-action" or interpretive letter from the Staff of the SEC to the effect that such legends are not required for purposes of the Act.

          The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Global Securities and (ii) the receipt by Global of this letter is an inducement and a condition to Global's obligations to consummate the Merger.

          By Global's acceptance of this letter, Global agrees with the undersigned that, if the undersigned receives any Global Securities in the
Merger: (i) for so long as and to the extent necessary to permit the undersigned to sell such Global Securities pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, Global shall take all such actions as may be reasonably available to it to file, on a timely basis, all reports and data required to be filed with the SEC by it pursuant to
Section 13 of the Securities and Exchange Act of 1934, as amended, and furnish to the undersigned upon request a written statement as to whether Global has complied with such reporting requirements during the 12 months preceding any proposed sale of Global Securities by the undersigned under Rule 145, and Global shall otherwise take all such actions as may be reasonably available to it to permit such sales pursuant to Rule 145 and Rule 144.

                              Very truly yours,


                              --------------------------------------------
                              Name:

ACCEPTED AND AGREED:

Global Crossing Ltd.



By:
   -------------------------
    Name:
    Title:


Date:

                                                                         ANNEX I
                                                               TO EXHIBIT 3.1(K)



[Name]                                                                    [Date]



          On            the undersigned sold the securities ("Securities") of
             ----------                                       ----------
Global ("Global") described below in the space provided for that purpose (the
         ------
"Securities").  The Securities were received by the undersigned in connection
 ----------
with the merger of Merger Sub with and into Frontier.

          Based upon the most recent report or statement filed by Global with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act").
                                                               ---

          The undersigned hereby represents that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Act or in transactions directly with a "market maker" as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.


                              Very truly yours,



             [Space to be provided for description of securities]

                                                                     Exhibit 4.5
                                                                     -----------


                         SERVICES AGREEMENT TERM SHEET.
                         -----------------------------

Frontier and Global will exercise reasonable good faith efforts as soon as practicable after the execution of this agreement to negotiate and finalize an agreement or agreements whereby each party will provide agreed amounts of lit capacity derived from electronics on its network to the other party, for a term of three (3) years, at rates that are (a) at the same level as the lowest bona fide bid procured on an arms' length basis from another provider of available fiber capacity for the same areas and the same capabilities/characteristics, or
(b) in lieu thereof, at rates that are most competitive with rates paid by other similarly-situated customers, taking into account the term, the fiber capability/characteristics sought, expected volume, and locations at which traffic originates and terminates. Where traffic is to be exchanged in comparable amounts, the parties will share the costs of establishing connections between points of presence (POPs) in the same metropolitan areas. Each party will agree to make reasonable space available to the other party for collocation at POPs or Telehouses in the metropolitan center or city nearest the other's access point or point of landing for interconnection, and at selected other sites identified and agreed upon by the parties, at rates and charges most recently quoted to the party's best customers for similar amounts and types of space and collocation services and equipment, and assuming such space can be made available. Each party will consider avenues for joint marketing of services, including the development of marketing plans and sales incentives to promote sales of one another's products and services. The parties will consider methods to engage in joint billing, and to have available for the other party certain customer care, network monitoring and other services on mutually acceptable and compensatory terms and conditions.

                                                                     Exhibit 5.2
                                                                     -----------


                          CLASSIFICATION OF DIRECTORS
                          ---------------------------


(I) One director, selected by Frontier, shall be elected to the Global Board of Directors, Class B, with a term expiring in 2000.

(II) One director, selected by Frontier, shall be elected to the Global Board of Directors, Class C, with a term expiring in 2001.

(III) Two directors, selected by Frontier, shall be elected to the Global Board of Directors, Class A, with a term expiring in 2002.

                                                                     Exhibit 5.6
                                                                     -----------



           Assumption of Frontier Stock Options and Frontier Warrant
           ---------------------------------------------------------

          (1) Each Frontier Stock Option and each Frontier Warrant outstanding at the Effective Time shall be assumed by Global. Each Frontier Stock Option shall be deemed to constitute an option to acquire, and each Frontier Warrant shall be deemed to constitute a warrant to acquire, on the same terms and conditions, mutatis mutandis, as were applicable under such Frontier Stock
            ------- --------
Options or such Frontier Warrants, prior to the Effective Time, the number of shares of Global Common Stock (or in the event of the Alternative Merger, New Global Common Stock) as the holder of each such Frontier Stock Option or Frontier Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such Frontier Stock Option or such Frontier Warrant in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable). The price per share subject to each such option and warrant shall be equal to (a) the aggregate exercise price for Frontier Common Stock otherwise purchasable pursuant to such Frontier Stock Option or Frontier Warrant divided by (b) the number of shares of Global Common Stock (or in the event of the Alternative Merger, New Global Common Stock) deemed purchasable pursuant to such assumed Frontier Stock Option or such Frontier Warrant; provided, that the number of shares of Global Common Stock
                  --------
that may be purchased upon exercise of any such Frontier Stock Option or such Frontier Warrant shall not include any fractional share and, upon exercise of such Frontier Stock Option or such Frontier Warrant, a cash payment shall be made for any fractional share based upon the last sale price per share of Global Common Stock (or in the event of the Alternative Merger, New Global Common Stock) on the trading day immediately preceding the date of exercise; provided,
                                                                      --------
further, that in the event of a Cash Top-Up Election, the appropri ate committee
-------
of the Board of Directors of Frontier (or of the applicable Frontier Benefit
Plan) shall determine, subject to the terms of the applicable Frontier Benefit Plan or Frontier Warrant, as the case may be, in their reasonable discretion, the manner and method by which the Frontier Stock Options and Frontier Warrants will be adjusted to account for any cash payments to be made pursuant to such Cash Top-Up Election. All such Frontier Stock Options shall be immediately exercisable by the holder thereof at or after the Effective Time, notwithstanding any provision to the contrary set forth in any option agreement. As soon as practicable (but in no event later than fourteen Business Days) after the Effective Time, Global shall cause to be delivered to each holder of an outstanding Frontier Stock Option an appropriate notice setting forth such holder's rights pursuant thereto, and such assumed Frontier Stock Option or such Frontier Warrant (as adjusted with respect to exercise price and the purchasable number of shares of Global Common Stock (or in the event of the Alternative Merger, New Global Common Stock)) shall continue in effect on the same terms and conditions. From and after the Effective Time, Global shall comply with the terms of the warrant agreement pursuant to which the Frontier Warrant was issued (the "Warrant Agreements") and the Frontier Stock Option Plans pursuant to which the Frontier Stock Options were granted. The adjustments provided in this Exhibit 5.6 with respect to any Stock Options that are "incentive stock options" (as defined in section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.

          (2) Global shall cause to be taken all corporate action necessary to reserve for issuance a sufficient number of shares of Global Common Stock for delivery upon exercise of Frontier Stock Options and Frontier Warrants in accor dance with this Exhibit 5.6. Within three Business Days after the Effective Time, Global shall cause the Global Common Stock subject to Frontier Stock Options and, to the extent required by the respective Warrant Agreements, the Frontier Warrants to be registered under the Securities Act pursuant to a registration statement on Form S-8 (or any successor or other appropriate forms), and shall use its best efforts to cause the effectiveness of such registration statement (and the current status of the prospectus or prospectuses contained therein) to be maintained for so long as the Frontier Stock Options and, if applicable, the Frontier Warrants remain outstanding.